Exhibit 10.3

PURCHASE AND CONTRIBUTION AGREEMENT

by and among

INVACOR PIPELINE AND PROCESS SOLUTIONS, LLC,

CSL ENERGY HOLDING III CORP, LLC,

SENTINEL ENERGY SERVICES INC.,

and

STRIKE, LLC

October 18, 2018

TABLE OF CONTENTS

	Article I DEFINITIONS
1.1	Certain Definitions	1
1.2	Construction	2
	Article II CONTRIBUTION AND ACQUISITION; CLOSING
2.1	Transfer of Pipelogic Membership Interests to Buyer	2
2.2	Contribution of Pipelogic Membership Interests to Contributee	2
2.3	Consideration	2
2.4	[Intentionally Omitted.]	3
2.5	Closing Conditions	3
2.6	Post-Closing Purchase Price Adjustment.	7
	Article III REPRESENTATIONS AND WARRANTIES OF SELLERS
3.1	Organization	8
3.2	Qualification; Power	8
3.3	Authority; Enforceability	9
3.4	Consents; Absence of Conflicts	9
3.5	Subsidiaries	10
3.6	Ownership; Capitalization	10
3.7	Accredited Investor Status and Tax Treatment	11
3.8	Absence of Changes	11
3.9	Affiliate Transactions	13
3.10	Real Property	13
3.11	Personal Property	15
3.12	Permits	15
3.13	Contracts	15
3.14	Intellectual Property	18
3.15	Receivables; Payables	19
3.16	Brokers’ Fees; Expenses	20
3.17	Financial Statements	20
3.18	No Undisclosed Liabilities	21
3.19	Legal Compliance	21
3.20	Taxes	21
3.21	Inventory	22
3.22	Litigation	22
3.23	Product and Service Warranty	22
3.24	Employees; Employee Relations	23
3.25	Employee Benefit Matters	25
3.26	Environmental Matters	27
3.27	Bank Accounts	29
3.28	Insurance	29
3.29	Books and Records	29
3.30	Debt	29
3.31	Assets Necessary to the Pipelogic Business	29
3.32	Customers and Suppliers	30
3.33	No Other Representations or Warranties	30

i

	Article IV REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization	30
4.2	Qualification; Power	30
4.3	Capitalization	30
4.4	Authority; Enforceability	31
4.5	Absence of Conflicts	31
4.6	Purchase Entirely for Own Account	31
4.7	Brokers’ Fees	31
4.8	No Other Representations or Warranties	31
	Article V REPRESENTATIONS AND WARRANTIES OF CONTRIBUTEE
5.1	Organization	32
5.2	Qualification; Power	32
5.3	Authority; Enforceability	32
5.4	Absence of Conflicts	32
5.5	Capitalization	32
5.6	Brokers’ Fees	32
5.7	No Other Representations or Warranties	33
	Article VI COVENANTS
6.1	Operation of Business	33
6.2	Releases and Termination	35
6.3	Use of Name	36
6.4	Further Assurances	36
6.5	Confidentiality	36
6.6	Transfer Taxes	37
6.7	Tax Returns; Liability for Taxes; Other Tax Matters	37
6.8	Cooperation on Tax Matters	38
6.9	Books and Records	39
6.10	Publicity	39
6.11	Exculpation Among Buyer and Contributee Equityholders	39
6.12	Reasonable Access.	39
6.13	Notice of Events	40
6.14	Further Action	40
6.15	Termination of Agreements	41
6.16	Revised Transaction Structure	41
	Article VII CLOSING; CLOSING DELIVERIES
7.1	Closing	41
7.2	Seller Deliveries	41
7.3	Buyer Deliveries	42
7.4	Contributee Deliveries	43

ii

	Article VIII INDEMNIFICATION
8.1	Indemnities of Sellers	43
8.2	Indemnities of Buyer	45
8.3	Indemnities of Contributee	45
8.4	Claim Procedures	46
8.5	Calculation, Timing, Manner and Characterization of Indemnification Payments	46
8.6	Recovery	46
8.7	Offset Rights and Limitations	47
8.8	Survival	47
8.9	Reliance	47
8.10	Control of Third-Party Claims	47
8.11	Express Negligence	48
8.12	Exclusive Remedy	49
	Article IX TERMINATION
9.1	Termination	49
9.2	Effect of Termination	50
	Article X MISCELLANEOUS
10.1	Assignment	50
10.2	Notices	51
10.3	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	52
10.4	Entire Agreement; Amendments and Waivers	52
10.5	Multiple Counterparts	52
10.6	Expenses	52
10.7	Invalidity	52
10.8	No Third Party Beneficiaries	53
10.9	No Presumption Against Any Party	53
10.10	Specific Performance	53

Exhibits

Exhibit A	Defined Terms
Exhibit B	Net Working Capital Accounts
Exhibit C	Form of Pledge Agreement

iii

PURCHASE AND CONTRIBUTION AGREEMENT

This Purchase and Contribution Agreement (this “Agreement”) is entered into as of October 18, 2018, by and among (i) Sentinel Energy Services Inc., a Cayman Islands exempted company (“Buyer”), (ii) Invacor Pipeline and Process Solutions, LLC, a Delaware limited liability company (“Invacor”), (iii) CSL Energy Holding III Corp, LLC, a Delaware limited liability company (“CSL Energy Holdings,” and together with Invacor, each a “Seller” and together, the “Sellers”), and (iv) Strike, LLC, a Texas limited liability company (“Contributee”). The parties to this Agreement are each referred to individually as a “Party” and are collectively referred to as the “Parties.”

RECITALS

WHEREAS, Invacor owns all of the issued and outstanding membership interests in Pipelogic Services, L.L.C., a Texas limited liability company (“Pipelogic”);

WHEREAS, on the date hereof and in connection with the transactions contemplated hereby, Buyer, Contributee and certain other parties are entering into that certain Transaction Agreement and Plan of Merger (the “Transaction Agreement”);

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement and subject to the terms and conditions contained herein, Sellers desire to cause the transfer and sale to Buyer of, and Buyer desires to accept the transfer of and purchase, at the Closing, all of the issued and outstanding membership interests in Pipelogic;

WHEREAS, subject to the terms and conditions contained herein, Buyer desires to contribute to Contributee, and Contributee desires to acquire from Buyer, immediately following its acquisition of the membership interests in Pipelogic and concurrently with the Closing (as defined in the Transaction Agreement), all of the issued and outstanding membership interests in Pipelogic; and

WHEREAS, pursuant to the terms of the Company A&R Regulations (as defined in the Transaction Agreement), in connection with the issuance of shares of Class A Common Stock to Sellers, Buyer will receive a commensurate number of units in Contributee.

NOW, THEREFORE, in consideration of the premises, agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and in reliance upon the mutual representations and warranties contained herein, the Parties agree as follows:

AGREEMENTS

Article I
DEFINITIONS

1.1 Certain Definitions. Capitalized terms used in this Agreement but not defined in the body of this Agreement have the meanings ascribed to them in Exhibit A. Capitalized terms defined in the body of this Agreement are listed in Exhibit A by location of the definition of such terms in the body of this Agreement.

1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes the other gender; (d) references to any Exhibit, Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement unless expressly provided otherwise; (e) references in any Section or Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) the word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation;” (h) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (i) references to “days” are to calendar days; and (j) all references to dollars refer to the lawful currency of the United States. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

Article II
CONTRIBUTION AND ACQUISITION; CLOSING

2.1 Transfer of Pipelogic Membership Interests to Buyer. Sellers shall cause, effective at the Closing, through one or more related transactions, the Pipelogic Interests to be transferred to, and title in the Pipelogic Membership Interests to be vested in, Buyer (after giving effect to Buyer’s domestication as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law and Article 206 of the Cayman Islands Companies Law (2016 Revision)).

2.2 Contribution of Pipelogic Membership Interests to Contributee. Upon the terms and subject to the conditions of this Agreement, immediately following the transfer contemplated in Section 2.1, through one or more related transactions, Buyer shall contribute to Contributee and/or its designees, and Contributee and/or its designees shall acquire from Buyer, all of Buyer’s right, title and interest in and to the Pipelogic Membership Interests, free and clear of all Liens (other than Liens consisting of restrictions on transfer generally arising under applicable securities law).

2.3 Consideration. The total consideration (the “Purchase Price”) to be paid by Buyer and issued to Sellers for the Pipelogic Membership Interests shall be 1,800,000 shares of Class A Stock of Buyer (the “Buyer Shares”), as adjusted pursuant to Section 2.6 and subject to cancellation and/or forfeiture pursuant to this Agreement. The Buyer Shares shall be allocated between Sellers as designated by Sellers in writing to Buyer prior to the Closing. As consideration for the contribution of the Pipelogic Membership Interests by Buyer to Contributee, Contributee shall issue to Buyer Class A Units of Strike Capital, LLC, a Texas limited liability company (“Strike Capital”), as set forth in the Company A&R Regulations (the “Strike Interests”).

2.4 [Intentionally Omitted.].

2.5 Closing Conditions.

(a) All obligations of the Parties at the Closing are subject to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in writing signed by each of the Parties:

(i) None of the Parties will be subject to any order of a court of competent jurisdiction or Legal Requirement that prohibits the consummation of the transactions contemplated by this Agreement. If any such order has been issued, each Party shall use commercially reasonable efforts to have any such Order overturned or lifted; and

(ii) The transactions contemplated by the Transaction Agreement shall have been consummated.

(b) All obligations of Buyer at the Closing are subject to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in a writing signed by Buyer:

(i) Sellers and Contributee shall have delivered to Buyer (A) the Transaction Documents and (B) all other agreements, documents, instruments or other certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.2;

(ii) Each of the representations and warranties contained in Article III of this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect; provided, that notwithstanding the foregoing, (i) each of the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Qualification; Power), 3.3 (Authority; Enforceability) and 3.16 (Brokers’ Fees; Expenses) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date) and (ii) each of the representations and warranties set forth in Sections 3.5 (Subsidiaries) and 3.6 (Ownership; Capitalization) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iii) Each of the representations and warranties contained in Article V of this Agreement (without giving effect to any limitation as to “materiality” qualifiers) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially and adversely affect the ability of Contributee to consummate the transactions contemplated by this Agreement; provided, that each of the representations and warranties of the Contributee set forth in Sections 5.1 (Organization), 5.2 (Qualification; Power), 5.3 (Authority; Enforceability), 5.5 (Capitalization) and 5.6 (Brokers’ Fees) (without giving effect to any limitation as to “materiality”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iv) Each of Contributee, each Seller and Pipelogic shall have performed and complied in all material respects with its covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(v) All required consents set forth in Schedule 2.5(b)(v) shall have been obtained and delivered to Buyer;

(vi) No Material Adverse Effect shall have occurred with respect to the Pipelogic Business; and

(vii) Buyer shall have received a waiver letter from the Securities and Exchange Commission under Section 13-3 of Regulation S-X permitting consummation of the transactions contemplated by this Agreement notwithstanding the absence of certain audited financial statements of the Pipelogic Business otherwise required to be disclosed.

(c) All obligations of Sellers at the Closing are subject to the satisfaction prior to or at the Closing of each of the following conditions, each of which may be waived only in a writing signed by Sellers:

(i) Buyer and Contributee shall have delivered to Sellers (A) the Transaction Documents and (B) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.3;

(ii) Each of the representations and warranties contained in Article IV of this Agreement (without giving effect to any limitation as to “materiality” qualifiers) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, that each of the representations and warranties of the Buyer set forth in Sections 4.1 (Organization), 4.2 (Qualification; Power), 4.3 (Capitalization), 4.4 (Authority; Enforceability) and 4.7 (Brokers’ Fees) (without giving effect to any limitation as to “materiality”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iii) Each of the representations and warranties contained in Article V of this Agreement (without giving effect to any limitation as to “materiality” qualifiers) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially and adversely affect the ability of Contributee to consummate the transactions contemplated by this Agreement; provided, that each of the representations and warranties of the Contributee set forth in Sections 5.1 (Organization), 5.2 (Qualification; Power), 5.3 (Authority; Enforceability) and 5.5 (Brokers’ Fees) (without giving effect to any limitation as to “materiality”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iv) Buyer and Contributee shall have performed and complied in all material respects with its covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(v) All required consents set forth in Schedule 2.5(c)(v) shall have been obtained and delivered to Sellers.

(d) All obligations of Contributee at the Closing are subject to the satisfaction prior to or at the Closing Date of each of the following conditions, each of which may be waived only in a writing signed by Contributee:

(i) Sellers and Buyer shall have delivered to Contributee (A) the Transaction Documents and (B) all other agreements, documents, instruments or other certificates required to be delivered by Sellers at or prior to the Closing pursuant to Section 7.2;

(ii) Each of the representations and warranties contained in Article III of this Agreement (without giving effect to any limitation as to “materiality” or “Material Adverse Effect”) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not result in a Material Adverse Effect; provided, that notwithstanding the foregoing, (i) each of the representations and warranties set forth in Sections 3.1 (Organization), 3.2 (Qualification; Power), 3.3 (Authority; Enforceability) and 3.16 (Brokers’ Fees; Expenses) (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date) and (ii) each of the representations and warranties set forth in Sections 3.5 (Subsidiaries) and 3.6 (Ownership; Capitalization) shall be true and correct in all respects, except for inaccuracies that are de minimis in amount and effect, at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iii) Each of the representations and warranties contained in Article IV of this Agreement (without giving effect to any limitation as to “materiality” qualifiers) shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true only as of such earlier date), except for such inaccuracies that, individually or in the aggregate, would not materially and adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement; provided, that each of the representations and warranties of the Buyer set forth in Sections 4.1 (Organization), 4.2 (Qualification; Power), 4.3 (Capitalization), 4.4 (Authority; Enforceability) and 4.7 (Brokers’ Fees) (without giving effect to any limitation as to “materiality”) shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date (except to the extent that any representation or warranty speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects only as of such earlier date);

(iv) Each of Buyer, Sellers and Pipelogic shall have performed and complied in all material respects with its covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date;

(v) All required consents set forth in Schedule 2.5(d)(v) shall have been obtained and delivered to Contributee;

(vi) No Material Adverse Effect shall have occurred with respect to the Pipelogic Business;

(vii) Buyer shall have received a waiver letter from the Securities and Exchange Commission under Section 13-3 of Regulation S-X permitting consummation of the transactions contemplated by this Agreement notwithstanding the absence of certain audited financial statements of the Pipelogic Business otherwise required to be disclosed; and

(viii) Invacor shall have delivered an assignment agreement assigning Invacor’s rights and obligations under that certain Membership Interest Purchase Agreement, dated November 9, 2017, by and among Jimmy Wayne Epley, Jeffrey Epley, Carolyn Epley and Invacor, to Contributee, in form and substance reasonably acceptable to Contributee.

2.6 Post-Closing Purchase Price Adjustment.

(a) Adjustment Statement. As soon as practicable but in no event later than 30 calendar days after the Closing Date, Buyer shall deliver to Sellers a statement (the “Adjustment Statement”) setting forth Buyer’s good faith calculation of the Net Working Capital as of immediately prior to the Closing without giving effect to any of the transactions contemplated hereby and determined in accordance with GAAP and the accounts listed on Exhibit B (the “Final Net Working Capital”), together with related supporting schedules, calculations and documentation.

(b) Review and Dispute. Within 30 calendar days following receipt by Sellers of the Adjustment Statement, Sellers shall either inform Buyer in writing that the Adjustment Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Sellers have with respect to the preparation or content of the Adjustment Statement or the amounts reflected therein. The Notice of Disagreement must describe in reasonable detail the items contained in the Adjustment Statement that Sellers dispute. If Sellers do not notify Buyer of a dispute with respect to the Adjustment Statement within such 30-day period, such Adjustment Statement and the amounts reflected in the Adjustment Statement will be final, conclusive and binding on the Parties. In the event a Notice of Disagreement is delivered to Buyer, Buyer and Sellers shall negotiate in good faith to resolve such dispute, and any determination resulting from such good faith negotiation shall be final, conclusive and binding on the Parties.

(c) Accounting Arbitrator. If Buyer and Sellers, notwithstanding such good faith effort, fail to resolve such dispute within 14 calendar days after Sellers deliver the Notice of Disagreement, then Buyer and Sellers jointly shall engage the Accounting Arbitrator to resolve such dispute in accordance with the standards set forth in this Section. Sellers and Buyer shall use reasonable efforts to cause the Accounting Arbitrator to render a written decision resolving the matters submitted to the Accounting Arbitrator within 30 calendar days of the making of such submission. The scope of the disputes to be resolved by the Accounting Arbitrator shall be limited to whether the items in dispute that were properly included in the Notice of Disagreement were prepared in accordance with GAAP and the accounts listed on Exhibit B, and the Accounting Arbitrator shall determine, on such basis, whether and to what extent, the Adjustment Statement and the amounts reflected therein, as applicable, require adjustment. The Accounting Arbitrator shall not make any other determination, including any determination as to whether the Target Net Working Capital Range is correct. The Accounting Arbitrator’s decision shall be based solely on written submissions by Sellers and Buyer and their respective representatives and not by independent review, and each of Sellers and Buyer shall have the opportunity to respond in writing to the other’s written submission. The Accounting Arbitrator shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by any Party or smaller than the smallest value for such item claimed by any Party. The fees, costs and expenses of the Accounting Arbitrator shall be allocated between Sellers, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the disputed items submitted to the Accounting Arbitrator that is unsuccessfully disputed by each such Party (as finally determined by the Accounting Arbitrator) bears to the total amount of such disputed items so submitted. All determinations made by the Accounting Arbitrator will be final, conclusive and binding on the Parties.

(d) Access. For purposes of giving effect to the terms set forth in this Section, notwithstanding anything to the contrary, Buyer shall cooperate with and make available to Sellers and their representatives all information, records, data, working papers (including those working papers of its accountants, subject to execution of access letters of its accountants), supporting schedules, calculations and other documentation that provides reasonable detail relating to Buyer’s calculation of the amounts set forth in the Adjustment Statement, and shall permit reasonable access to Buyer’s and Pipelogic’s facilities, personnel and accountants, as may be reasonably required in connection with the review or analysis of the Adjustment Statement or the amounts reflected therein and the resolution of any disputes in connection therewith.

(e) Downward Adjustment. If the low end of the Target Net Working Capital Range exceeds the Final Net Working Capital, then the Purchase Price will be adjusted downward by the amount by which the low end of the Target Net Working Capital Range exceeds the Final Net Working Capital (the “Downward Adjustment Amount”), and Buyer shall redeem from Sellers (pro rata as between the Sellers based on their relative number of Buyer Shares), for no consideration and without the necessity for any action on the part of any Seller, a number of Buyer Shares equal to the quotient of (i) the Downward Adjustment Amount and (ii) the Buyer Shares Issuance Price. Buyer shall cause such redemption to occur within five Business Days from the date on which the Downward Adjustment Amount is finally determined pursuant to this Section. Sellers hereby grant Buyer a limited power of attorney to execute and deliver appropriate documentation on Sellers’ behalf for such purpose.

(f) Upward Adjustment. If the Final Net Working Capital exceeds the high end of the Target Net Working Capital Range, then the Purchase Price will be adjusted upward by the amount by which the Final Net Working Capital exceeds the high end of the Target Net Working Capital Range (the “Upward Adjustment Amount”), and Buyer shall issue to Sellers (pro rata as between Sellers based on their relative number of Buyer Shares) an amount of Buyer Shares equal to the quotient of (i) the Upward Adjustment Amount and (ii) the Buyer Shares Issuance Price. Buyer shall cause such issuance to occur within five Business Days from the date on which the Upward Adjustment Amount is finally determined pursuant to this Section.

(g) No Adjustment. If the Final Net Working Capital is within the Target Net Working Capital Range, there shall be no adjustment to the Purchase Price pursuant to this Section.

Article III
REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer and Contributee as of the date of this Agreement and again as of the Closing Date as follows:

3.1 Organization. Pipelogic is a limited liability company that is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Invacor has delivered to Buyer true and complete copies of the Pipelogic Organizational Documents, each as amended to date and presently in effect.

3.2 Qualification; Power. Pipelogic is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Schedule 3.2 sets forth each jurisdiction in which Pipelogic is qualified or licensed to do business. Pipelogic has all requisite power and authority to own its properties and assets and to carry on its business as currently conducted.

3.3 Authority; Enforceability. Each Seller has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which such Seller is a party and the performance of the transactions contemplated hereby and thereby have been duly and validly approved by such action, corporate or otherwise, necessary on behalf of such Seller. This Agreement and each of the Transaction Documents to which such Seller is a party constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to applicable bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally and to general principles of equity (such laws and principles being referred to herein as “Creditors’ Rights”). All other documents required hereunder to be executed and delivered by such Seller at the Closing have been (or will be prior to the Closing) duly authorized, executed and delivered by such Seller and constitute the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, subject to the Creditors’ Rights.

3.4 Consents; Absence of Conflicts.

(a) Neither the execution and delivery of this Agreement or any other Transaction Document by Sellers, nor the consummation of the transactions contemplated hereby or thereby or compliance by Sellers with any of the provisions hereof or thereof, will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by any Seller of any rights or benefits under, impose on any Seller any additional or greater burdens or obligations under, create in any other Person additional or greater rights or benefits under, create in any other Person the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase right, right of first refusal, right of first offer or similar right under (A) any applicable Legal Requirement or (B) any Contract used in connection with the Pipelogic Business to which any Seller is a party or by which any Seller or any of its properties are bound, including the Material Contracts or (ii) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clause (i) of this Section 3.4(a). Sellers are not required to obtain any consent from any Person or provide any notice to any Person in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents.

(b) Except as set forth in Schedule 3.4(b), neither the execution and delivery of this Agreement or the other Transaction Documents by Pipelogic, nor the consummation of the transactions contemplated hereby and thereby will (i) violate or breach the terms of, cause a default under, conflict with, result in the loss by Pipelogic of any rights or benefits under, impose on Pipelogic any additional or greater burdens or obligations under, create in any party additional or greater rights or benefits under, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (A) any applicable Legal Requirement, (B) the Pipelogic Organizational Documents, or (C) any Contract to which Pipelogic is a party or by which it, or any of its properties, is bound, including the Material Contracts; (ii) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of the Pipelogic Assets or the Pipelogic Membership Interests; (iii) result in the cancellation, forfeiture, revocation, suspension or modification of any Pipelogic Asset or any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority; or (iv) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (i), (ii) or (iii) of this Section 3.4(b). Except as set forth in Schedule 2.5(b)(v), Pipelogic is not required to obtain or provide any consent or notice in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents. All such consents or notices have been obtained or given (or will be obtained or given prior to the Closing) and have been (or will be prior to the Closing) furnished in writing to Buyer.

3.5 Subsidiaries. There are no, and there have not been any, subsidiaries, Persons or joint ventures in which Pipelogic owns, or has owned, of record or beneficially, any direct or indirect Interest, and there are no outstanding obligations of Pipelogic to provide funds or make any investment (in either case, in the form of a loan, capital contribution, purchase of any Interests (whether from the issuer or another Person) or otherwise) in, any other Person.

3.6 Ownership; Capitalization (a).

(a) Invacor owns all of the issued and outstanding membership interests in Pipelogic (the “Pipelogic Membership Interests”) as of the date of this Agreement. Invacor owns such Pipelogic Membership Interests free and clear of all Liens, other than restrictions on transfer that may be imposed by state or federal securities laws. Upon execution of the Sentinel Assignment Agreement and the documents evidencing the internal reorganization contemplated by Sellers and Buyer in connection with the transactions contemplated hereby and by the Transaction Agreement (the “Reorganization”), together with any other documents reasonably requested by Buyer, Buyer will possess valid title to the Pipelogic Membership Interests, free and clear of any Lien.

(b) The Pipelogic Membership Interests (i) have been duly authorized, are validly issued and are fully paid and non-assessable, (ii) and were not issued in violation of the Pipelogic Organizational Documents, or any other agreement, arrangement or commitment to which Sellers or Pipelogic is a party, and (iii) were not issued in violation of, and are not subject to, any preemptive rights, rights of first refusal, rights of first offer, purchase options, call options or other similar rights of any Person, except as set forth in the Pipelogic Organizational Documents. There are no Interests issued or outstanding in Pipelogic other than the Pipelogic Membership Interests.

(c) There are no Contracts (including options, warrants, convertible securities, calls and preemptive rights) obligating Pipelogic (i) to issue, sell, pledge, dispose of or encumber any Interests in Pipelogic, (ii) to redeem, purchase or acquire in any manner any Interests in Pipelogic, or (iii) to make any dividend or distribution of any kind with respect to any Interests in Pipelogic.

(d) There are no outstanding or authorized equity appreciation, phantom equity, profit participation, or similar rights affecting the Interests in Pipelogic. Other than as set forth in the Pipelogic Organizational Documents, there are no voting trusts, proxies, or other member or similar agreements or understandings with respect to the voting of the Interests in Pipelogic.

3.7 Accredited Investor Status and Tax Treatment. Each Seller (a) is (or after giving effect to the transactions contemplated by this Agreement will be) an “accredited investor” as such term is defined in Rule 501 (without regard to Rule 501(a)(4)) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); (b) is acquiring the Buyer Shares for investment and for its own account and not with a view to, or for resale in connection with, any distribution; (c) understands that the Buyer Shares have not been registered under the Securities Act or under any state securities or blue sky laws, and, as a result, are subject to substantial restrictions on transfer; (d) acknowledges that appropriate legends will be placed on the certificates representing the Buyer Shares indicating the restrictions on transfer of such Buyer Shares; (e) acknowledges that such Buyer Shares must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities or blue sky laws, or sold or otherwise transferred pursuant to exemptions from registration under the Securities Act or such laws, and that Buyer has no obligation to register the Buyer Shares; and (f) believes it is familiar with all material information relating to such Seller to the extent relevant to its decision to acquire the Buyer Shares. Each Seller has reviewed with its Tax advisor the U.S. federal, state, local, foreign and other Tax consequences of the transactions contemplated by this Agreement. Each Seller acknowledges and agrees that neither Buyer nor its Affiliates nor any other Person is making any representation or warranty as to the U.S. federal, state, local, foreign or other Tax consequences to them as a result of the transactions contemplated by this Agreement (including the receipt and ownership of the Buyer Shares). Each Seller understands that it will be responsible for its own Tax liability that may arise as a result of the transactions contemplated by this Agreement.

3.8 Absence of Changes. Except as set forth in Schedule 3.8, since December 31, 2017:

(a) there has not been any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) the Pipelogic Business has been operated and maintained in the Ordinary Course of Business of Pipelogic;

(c) there has not been any damage, destruction or loss to any portion of the Pipelogic Assets, whether covered by insurance or not, having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

(d) there has been no merger or consolidation of Pipelogic with any other Person or any acquisition or disposition by Pipelogic of the Interests or business of any other Person or any agreement with respect thereto;

(e) there has been no (i) issuance of any Interests in Pipelogic, (ii) any repurchase or redemption of any Interests in Pipelogic, or (iii) split, combination or reclassification of any Interests in Pipelogic;

(f) there has been no declaration, setting aside or payment of any dividend on, or any other distribution with respect to, the Interests in Pipelogic;

(g) there has been no borrowing of funds, agreement to borrow funds, guaranty or agreement to maintain the financial position of any Person or other incurrence of Debt by Pipelogic;

(h) Pipelogic has not entered into or amended any employment, consulting, change in control, retention, severance or indemnification agreement or an agreement with respect to a bonus (nor amended any such agreement) with any of its employees or any other Person (either individually or as a part of a class of similarly situated Persons), nor has Pipelogic incurred or entered into, or become bound by, any collective bargaining agreement or other obligation to, or Contract with any, labor union, labor organization or other representative of employees;

(i) there has been no actual, pending or, to the Knowledge of Sellers, threatened adverse change in the relationship of Pipelogic with any material customer, supplier, distributor or sales representative of the Pipelogic Business;

(j) there has been no increase in the compensation or benefits payable or to become payable to any officer, manager, member, director, employee or contractor of Pipelogic other than in the Ordinary Course of Business of Pipelogic;

(k) there has been no payment by Pipelogic to any director, officer, member, partner, equityholder, employee, contractor or holder of any Interest in Pipelogic, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation, bonus, and usual benefits payments, each in the Ordinary Course of Business of Pipelogic;

(l) Pipelogic has not entered into any Contract with or relating to any director, officer, member, manager, equityholder, partner, employee of or holder of any Interest in Pipelogic or any Affiliate of the foregoing other than on an arm’s-length basis;

(m) Pipelogic has not changed any of its accounting or Tax reporting principles, methods or policies;

(n) Pipelogic has not made, changed or rescinded any election relating to Taxes, amended any Tax Return, entered into any agreement relating to Taxes, including any closing agreement or agreement to extend the statute of limitations with respect to Taxes, or settled or compromised any Claim or liability relating to Taxes;

(o) Pipelogic has not failed to promptly pay and discharge current liabilities when due and consistent with past practices except where disputed in good faith by appropriate proceedings;

(p) Pipelogic has not mortgaged, pledged or subjected any Pipelogic Asset to any Lien except Permitted Liens, or acquired any assets except for assets acquired in the Ordinary Course of Business of Pipelogic;

(q) Pipelogic has not discharged or satisfied any Lien, or paid any obligation or liability (fixed or contingent), except in the Ordinary Course of Business of Pipelogic and that, in the aggregate, would not be material to Pipelogic;

(r) Pipelogic has not canceled or compromised any Debt or Claim or amended, canceled, terminated, relinquished, waived or released any Contract or right except in the Ordinary Course of Business of Pipelogic and that, in the aggregate, would not be material to Pipelogic;

(s) Pipelogic has not made or committed to make any capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

(t) Pipelogic has not granted any license or sublicense of any rights under or with respect to any Pipelogic Intellectual Property except non-exclusive licenses granted in the Ordinary Course of Business involving less than $25,000 in consideration and has not transferred, sold, assigned, permitted to lapse, abandoned, or otherwise disposed of any Pipelogic Intellectual Property;

(u) Pipelogic has not instituted or settled any material Claims;

(v) Pipelogic has not sold, transferred or assigned any tangible Pipelogic Asset, other than any such sales in the Ordinary Course of Business of Pipelogic for fair market value and for a purchase price of less than $50,000 in the aggregate; and

(w) there is no Contract to do any of the foregoing, except as expressly permitted by this Agreement.

3.9 Affiliate Transactions. Schedule 3.9 describes all services and assets owned, licensed to or otherwise held by Sellers or any Affiliate of Sellers (other than Pipelogic) which may be required to operate the Pipelogic Business from and after the Closing Date consistent with past practices in the preceding year. Except as set forth in Schedule 3.9, (a) Pipelogic is not obligated to pay currently or in the future any amounts to Sellers or any Affiliate of Sellers (other than Pipelogic), and neither Sellers nor any of Affiliate of Sellers (other than Pipelogic) is obligated to pay currently or in the future any amounts to Pipelogic and (b) since December 31, 2017, Pipelogic has not purchased, transferred or leased any real or personal property from or for the benefit of, paid any fee, commission, salary or bonus to or for the benefit of, Sellers or any Affiliate of Sellers (other than Pipelogic) or any director, officer, manager, equityholder, member or partner thereof and Pipelogic has not sold, transferred or leased any real or personal property to Sellers or any Affiliate of Sellers (other than Pipelogic).

3.10 Real Property.

(a) Pipelogic does not own any real property (beneficially or of record).

(b) Schedule 3.10(b) lists all leases of real property (and the lands covered thereby) pursuant to which Pipelogic leases real property for use in connection with the Pipelogic Business (the “Scheduled Leases”), together with a general description of any improvements located thereon, in each case specifying the name of the lessor and lessee and term of each lease. A true and complete copy of each of the Scheduled Leases, as amended to date, has been furnished to Buyer. Pipelogic owns the leasehold interest created pursuant to each of the Scheduled Leases free and clear of all Liens. Each Scheduled Lease is in full force and effect and constitutes a binding obligation of each landlord, lessor or sublessor thereunder, enforceable against such landlord, lessor or sublessor in accordance with its terms. No event has occurred that constitutes, or that with the giving of notice or the passage of time or both would constitute, a default under any Scheduled Lease. All consents required under the Scheduled Leases in connection with the transactions contemplated by this Agreement have been obtained and furnished in writing to Buyer. The Scheduled Leases constitute all of the real property interests necessary for the continued ownership, use and operation of the Pipelogic Business consistent with the practices of Pipelogic as of the date of this Agreement.

(c) Except as set forth in Schedule 3.10(c), the real property leased pursuant to the Scheduled Leases constitutes all of the real property (“Real Property”) which has been used in connection with the ownership and operations of Pipelogic since December 31, 2011. Other than Pipelogic or as set forth in Schedule 3.10(c), there are no parties in possession of any portion of any Real Property as lessees, subtenants, tenants at sufferance or trespassers. Pipelogic has full right and authority to occupy, use and operate all of the improvements located on the Real Property, subject to applicable Legal Requirements and the Permitted Liens. Such improvements are being used, occupied, and maintained in all material respects by Pipelogic in accordance with all applicable easements, Contracts, permits, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, except where the failure to use, occupy or maintain such improvements in accordance with the foregoing would not have a Material Adverse Effect. Certificates of occupancy and all other material licenses, permits, authorizations, and approvals required by any Governmental Authority having jurisdiction over the Real Property have been issued for Pipelogic’s occupancy of each of such improvements and all such certificates, licenses, permits, authorizations and approvals have been paid for and are in full force and effect. There is no pending or threatened condemnation, eminent domain or similar proceeding affecting any of the Real Property, nor has Pipelogic received notification that any such proceeding is contemplated. To the Knowledge of Sellers, there are no public improvements proposed or in progress that will result in special assessments against any of the Real Property. The improvements located on the Real Property (the “Facilities”) have been used by Pipelogic in the Ordinary Course of Business and remain as of the date of this Agreement in suitable and adequate condition for such continued use. Pipelogic has not deferred maintenance of the Facilities in contemplation of the transactions contemplated by this Agreement. All of the Real Property has direct access to public roads without the use of any easement, license or right of way.

(d) Sellers or Pipelogic has furnished Buyer with true and complete copies of all deeds, leases, title opinions, title encumbrances, title insurance policies and surveys in their possession or in the possession of their respective Affiliates that relate to the Real Property, including (i) the most current survey of the Real Property and the Facilities in the possession or control of Sellers, Pipelogic or their respective Affiliates, and (ii) all reports of any engineers, environmental consultants or other consultants in their possession relating to any of the Real Property or the Facilities.

(e) All utilities (including water, sewer or septic, gas, electricity, trash removal and telephone service) are available to the Real Property in sufficient quantities and quality to adequately serve the Real Property in connection with the operation of the Pipelogic Business conducted therefrom as such operations are currently conducted thereon.

3.11 Personal Property.

(a) Schedule 3.11(a) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes, and other rolling stock and each other item of tangible personal property used or held for use by Pipelogic in connection with the Pipelogic Business that is subject to a lease (the “Leased Equipment”).

(b) Unless listed in Schedule 3.11(a), Schedule 3.11(b) lists each item of equipment, tools, machinery, parts, materials, supplies, furniture, cars, trucks, trailers, cranes and other rolling stock and each other item of tangible personal property used or held for use by Pipelogic or any of its Affiliates in connection with the Pipelogic Business having an estimated fair market value or book value of $10,000 or more (the “Scheduled Personal Property”).

(c) Except as set forth in Schedule 3.11(c), the Leased Equipment and the Scheduled Personal Property and all other tangible personal property owned by Pipelogic or any of its Affiliates in connection with the Pipelogic Business (together, the “Personal Property”) constitute all of the tangible personal property necessary for the continued ownership, use and operation of the Pipelogic Business consistent with the practices of Pipelogic as of the date of this Agreement. Pipelogic has good and valid title to the Personal Property free and clear of all Liens except Permitted Liens. Upon the consummation of the transactions contemplated by this Agreement, Pipelogic will have good and valid title to the Personal Property free and clear of all Liens except Permitted Liens. The Personal Property is located on the Real Property or the Facilities, is on location with a customer of Pipelogic in accordance with the records of Pipelogic or is in transit between such customer location and the Real Property or the Facilities in the Ordinary Course of Business of Pipelogic. Each item of Personal Property is in good working order and repair (taking its age and ordinary wear and tear into account) and has been operated and maintained in the Ordinary Course of Business of Pipelogic.

3.12 Permits. Schedule 3.12 lists all permits, licenses, certificates, authorizations and approvals granted by any Governmental Authority (each, a “Permit”) and used or held by Pipelogic in connection with the ownership of the Pipelogic Assets and the operation of the Pipelogic Business (the “Scheduled Permits”), including their respective dates of issuance and expiration. The Scheduled Permits constitute all Permits necessary for the continued ownership, use and operation of the Pipelogic Assets and operation of the Pipelogic Business as currently conducted. The Scheduled Permits are valid and in full force and effect and Pipelogic is not in default, and no condition exists that with notice or lapse of time or both would constitute a default, under any of the Scheduled Permits.

3.13 Contracts.

(a) Schedule 3.13(a) identifies each of the following Contracts used in connection with the Pipelogic Business to which Pipelogic is a party or by which it or its properties is bound (each such identified Contract, a “Material Contract”):

(i) any Contract that provides for the payment or potential payment by Pipelogic of more than $50,000 in any consecutive 12-month period or more than $50,000 over the remaining life of such Contract other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than sixty (60) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(ii) any Contract that constitutes a purchase order or other Contract relating to the sale, purchase, lease or provision by Pipelogic of goods or services in excess of $50,000 in any 12-month period;

(iii) any Contract that grants any Person the exclusive right to sell products or provide services within any geographical region other than a Contract that (A) is terminable by any party thereto giving notice of termination to the other party thereto not more than sixty (60) days in advance of the proposed termination date and (B) even if so terminable, contains no post-termination obligations, termination penalties, buy-back obligations or similar obligations;

(iv) any Contract that purports to limit the freedom of Pipelogic to compete in any line of business or with any Person or to conduct business in any geographic location;

(v) any Contract relating to the acquisition or disposition by Pipelogic of the equity or assets of any company or any operating business or Interest of another Person (by asset sale, stock sale, merger or otherwise);

(vi) any Contract relating to the payment of any Tax or the filing of Tax Returns;

(vii) any Contract that is for the sale of goods or services and has not been substantially completed by Pipelogic as of the date of this Agreement and which (A) was entered into by Pipelogic on terms known at the time the Contract was entered into not to be commercially reasonable or (B) was entered into with the expectation that Pipelogic would incur a loss;

(viii) any Contract that was entered into outside of the Ordinary Course of Business of Pipelogic since December 31, 2017;

(ix) any Contract constituting a partnership, joint venture or other similar Contract;

(x) any Contract relating to indebtedness for borrowed money, any Contract creating a capital lease obligation, any Contract for the sale or factoring of accounts receivable, any Contract constituting a guarantee of debt of any other Person or any Contract requiring Pipelogic to maintain the financial position of any other Person;

(xi) any Contract under which Pipelogic has made advances or loans to any other Person;

(xii) any outstanding agreements of guaranty, surety or indemnification (other than master services agreements entered into in the Ordinary Course of Business of Pipelogic), direct or indirect, by Pipelogic, in each case where the annual obligations under such agreement are more than $10,000;

(xiii) any Contract pursuant to which (A) Intellectual Property Rights that are material to the Pipelogic Business or involving consideration in excess of $5,000 is licensed to Pipelogic (other than license agreement for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $10,000) or (B) Pipelogic has granted a right with respect to Intellectual Property Rights that are material to the Pipelogic Business or involving consideration in excess of $5,000;

(xiv) any Contract that provides for (A) the purchase or sale of real property or (B) the lease (including any master lease covering multiple items of personal property) of any item or items of personal property with a rental expense under such lease (whether for a single item or multiple items);

(xv) any Contract providing for the deferred payment of any purchase price including any “earn out” or other contingent fee arrangement;

(xvi) any Contract creating a Lien on any of the Pipelogic Assets that will not be discharged at or prior to the Closing;

(xvii) any Contract between Pipelogic, on the one hand, and any Affiliate of Pipelogic, on the other hand (including any Contract providing for (A) compensation, the acceleration of benefits or the loss of any rights in connection with the consummation of the transactions contemplated by this Agreement or (B) the indemnification of such Affiliate by Pipelogic);

(xviii) any Contract with any Seller or any current or former officer, director, member, manager, partner, equityholder, consultant or employee of Pipelogic or any of the foregoing;

(xix) any Contract providing for the employment or engagement of any Person on a full time, part time, consulting or other basis;

(xx) any Contract with any labor union or association or other Person representing or seeking to represent any employee of Pipelogic or any other individual who provides services to Pipelogic;

(xxi) any Contract between Pipelogic and any Governmental Authority;

(xxii) any Contract involving interest rate swaps, cap or collar agreements, commodity or financial future or option contracts or similar derivative or hedging Contracts;

(xxiii) any Contract granting to any Person a right of first refusal, first offer or other right to purchase any of the Pipelogic Assets;

(xxiv) any Contract requiring Pipelogic to make a payment as a result of the consummation of the transactions contemplated hereby;

(xxv) any Contract containing a “most favored nation” clause or similar provision; and

(xxvi) any Contract with any professional employer organization, personnel staffing organization, employee leasing organization or other entity that provides personnel services or other employment related or employee benefit related services to Pipelogic.

(b) True and complete copies (including all amendments) of each Material Contract have been furnished to Buyer. Each Material Contract is the legal, valid and binding obligation of Pipelogic, and, to the Knowledge of Sellers, any other Person party thereto, binding and enforceable against Pipelogic and, to the Knowledge of Sellers, any other Person party thereto, in accordance with its terms subject to Creditors’ Rights. No Material Contract has been terminated, and neither Pipelogic nor, to the Knowledge of Sellers, any other Person is in material breach or default thereunder, and to the Knowledge of Sellers no event has occurred that with notice or lapse of time, or both, would constitute a material breach or default, or permit termination, modification in any manner adverse to Pipelogic or acceleration thereunder. No party has asserted or has (except by operation of Legal Requirements) any right to offset, discount or otherwise abate any amount owing under any Material Contract except as expressly set forth in such Material Contract. There are no Material Waivers regarding any Material Contract that have not been disclosed in writing to Buyer.

3.14 Intellectual Property.

(a) Schedule 3.14 is a complete and accurate list of all patents, patent applications, registered trademarks, trademark applications, copyright registrations, copyright applications and Internet domain names owned by Pipelogic (the “Registered Intellectual Property”). The Registered Intellectual Property, together with all other Intellectual Property Rights owned, used or held for use in the conduct of the Pipelogic Business (the “Pipelogic Intellectual Property”), constitute all Intellectual Property Rights necessary for the continued operation of the Pipelogic Business consistent in all respects with the past practices of the Pipelogic Business. The Pipelogic Intellectual Property currently used or held for use by Pipelogic is valid, subsisting, and enforceable.

(b) Pipelogic has sole ownership of, or valid licenses to use, as applicable, all of the Pipelogic Intellectual Property currently used or held for use by Pipelogic, free and clear of all Liens, exclusive licenses granted to third parties, and non-exclusive licenses not granted in the Ordinary Course of Business of Pipelogic. The consummation of the transactions as contemplated by this Agreement shall not affect, diminish or terminate the ownership or use of the Pipelogic Intellectual Property owned by or licensed to Pipelogic, and each item of the Pipelogic Intellectual Property will continue to be owned by or licensed to Pipelogic on identical terms and conditions immediately following the consummation of such transactions contemplated by this Agreement as are in effect immediately prior to such consummation.

(c) Pipelogic has not been a party to any judicial or administrative proceeding alleging, nor has Pipelogic been notified in writing of any allegation of, any infringement, misappropriation, dilution or other violation of any item of the Pipelogic Intellectual Property. There has been no infringement, misappropriation, dilution or other violation (or, to the Knowledge of Sellers, facts that are reasonably likely to give rise to an infringement, misappropriation, dilution or other violation) by Pipelogic of any Intellectual Property Rights of other Persons. There has been no infringement, misappropriation, dilution or other violation (or, to the Knowledge of Sellers facts that are reasonably likely to give rise to an infringement, misappropriation, dilution or other violation) by any other Person of any of the Pipelogic Intellectual Property. No Pipelogic Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by Pipelogic, and Pipelogic is not a party or subject to any settlement agreement involving Intellectual Property Rights.

(d) Pipelogic has taken reasonable measures to protect the confidentiality of the trade secrets and confidential information of Pipelogic or used in connection with the Pipelogic Business. None of the trade secrets of Pipelogic have been disclosed or provided to anyone except to employees and contractors of Pipelogic pursuant to signed, written agreements which impose a duty of confidentiality on such employees and contractors with respect to such trade secrets. All employees, contractors and agents of Pipelogic involved in the conception, development, authoring, creation, or reduction to practice of any material Pipelogic Intellectual Property have executed agreements that assign such Pipelogic Intellectual Property to Pipelogic. Neither Sellers nor any of their Affiliates, nor any of their Affiliates’ current or former stockholders, members, directors, officers or employees will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any ownership rights in or to the Pipelogic Intellectual Property, or have the right to receive any payments with respect to any of the Pipelogic Intellectual Property.

(e) All statutory obligations, all document filings, and all fees, annuities and other payments which are due on or before the Closing Date for the registration, maintenance, extension or renewal of any of the Registered Intellectual Property, have been met or paid in full. There are no actions that must be taken by Pipelogic within sixty (60) days of the Closing Date for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property.

(f) Pipelogic owns, leases or licenses all computer systems that are necessary for the operations of the Pipelogic Business. In the past three (3) years, there has been no failure, material substandard performance or breach of any computer systems of Pipelogic or its contractors that has caused any material disruption to the Pipelogic Business or resulted in any unauthorized disclosure of or access to any data owned, collected or controlled by Pipelogic. Pipelogic has taken commercially reasonable steps to provide for the backup and recovery of data and information, has commercially reasonable disaster recovery plans, procedures and facilities, and, as applicable, has taken commercially reasonable steps to implement such plans and procedures. Pipelogic has taken commercially reasonable actions to protect the integrity and security of the computer systems and the software information stored thereon from unauthorized use, access or modification by third parties.

3.15 Receivables; Payables.

(a) Each of the Receivables arose in the Ordinary Course of Business of Pipelogic and represents the genuine, valid and legally enforceable obligation of the account debtor (subject only to Creditors’ Rights) and no contra account, set-off, defense, counterclaim, allowance or adjustment (other than discounts for prompt payment shown on the invoice) has been asserted or, to the Knowledge of Sellers, is threatened by any of the account debtors of such Receivable. Pipelogic has good and valid title to each Receivable free and clear of all Liens except Permitted Liens. No goods or services, the sale or provision of which gave rise to any Receivable, have been returned or rejected by any account debtor or lost or damaged prior to receipt thereby. Set forth in Schedule 3.15(a) is a listing of Receivables as of a date no more than seven (7) days prior to the date of this Agreement, which listing sets forth the number of days each Receivable has been outstanding. Pipelogic has not written off any Receivables as uncollectible.

(b) All accounts payable of Pipelogic (i) reflected in the Financial Statements have been paid and are the result of bona fide transactions in the Ordinary Course of Business of Pipelogic and (ii) arising after the date of the Financial Statements are the result of bona fide transactions in the Ordinary Course of Business of Pipelogic and are not yet due and payable.

3.16 Brokers’ Fees; Expenses.

(a) Neither Pipelogic nor any of its Affiliates has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect of the transactions contemplated by this Agreement for which Buyer, Contributee or any of their Affiliates (including Pipelogic after the Closing) could become liable or obligated. For the avoidance of doubt, any liabilities or obligations to pay any fees or commissions to any brokers, finders, or agents with respect of the transactions contemplated by this Agreement for which Buyer, Contributee or any of their Affiliates (including Pipelogic after the Closing) could become liable or obligated, will be the responsibility of Sellers and will be settled out of the Purchase Price.

(b) Other than the Transaction Costs, Pipelogic does not have any liability or obligation to pay any fees or expenses of attorneys, investment bankers, accountants or other advisors or service providers in connection with the transactions contemplated by this Agreement or the proposed merger or sale of Pipelogic in general; and there is no basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Pipelogic or any of its Affiliates giving rise to liability associated therewith.

3.17 Financial Statements. Attached hereto as Schedule 3.17 are copies of (a) the unaudited balance sheets of Pipelogic at December 31, 2017 and the related unaudited statements of income and cash flows for the year then ended (collectively, the “Annual Financial Statements”), and (b) the unaudited balance sheet of Pipelogic as of August 31, 2018 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flows for the eight-month period then ended (together with the Interim Balance Sheet, the “Interim Financial Statements”). The Annual Financial Statement and the Interim Financial Statements are referred to collectively as the “Financial Statements.” Except as set forth in Schedule 3.17, the Financial Statements (including any related notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, except as otherwise noted therein and (ii) fairly present, in all material respects, the financial condition and results of operations of Pipelogic, as applicable, as of the respective dates thereof and for the respective periods covered thereby.

3.18 No Undisclosed Liabilities. Pipelogic does not have any liability, obligation or commitment (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Pipelogic giving rise to any liability, obligation or commitment) other than (a) liabilities set forth in the face of the Interim Balance Sheet, (b) liabilities which have arisen after the date of the Interim Balance Sheet in the Ordinary Course of Business of Pipelogic (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of Legal Requirements), (c) liabilities that are not material to Pipelogic, either individually or in the aggregate and (d) liabilities disclosed in Schedule 3.18.

3.19 Legal Compliance. Pipelogic is, and has been in the past three (3) years, in compliance in all material respects with all applicable Legal Requirements. No investigation or review by any Governmental Authority is currently pending or, to the Knowledge of Sellers, has been threatened, against Pipelogic, and Pipelogic has not received any notice alleging any default or violation of any Legal Requirements. There is no agreement, commitment, order, stipulation or charge against Pipelogic binding upon Pipelogic with any Governmental Authority.

3.20 Taxes.

(a) All Tax Returns required to be filed by or with respect to Pipelogic have been duly and timely filed with the appropriate Governmental Authority, and each such Tax Return is true, correct and complete in all material respects.

(b) All Taxes owed by Pipelogic (or for which Pipelogic may be liable) that are or have become due have been timely paid in full, whether disputed or not, and whether or not shown on any Tax Return.

(c) All Tax withholding and deposit obligations imposed on or with respect to Pipelogic or its employees (or for which Pipelogic may otherwise be liable) have been satisfied in full.

(d) There are no Liens (other than Permitted Liens for current period Taxes which are not yet due and payable) on any of the Pipelogic Assets or the Pipelogic Membership Interests that are attributable to any Tax liability or payment obligation.

(e) There are no Claims pending against Pipelogic for any unpaid Taxes, and no assessment, deficiency or adjustment has been asserted or proposed or threatened in writing with respect to Pipelogic.

(f) No Tax audits or administrative or judicial proceedings are being conducted or have been threatened in writing with respect to Pipelogic.

(g) True and complete copies of all material Tax Returns filed by Pipelogic during the past three (3) years, and all material correspondence between Pipelogic and a Governmental Authority relating to such Tax Returns or Taxes due have been made available to Buyer.

(h) There are no agreements, waivers or other arrangements in force or effect providing for an extension of time for the assessment or collection of any Tax of or with respect to Pipelogic.

(i) Pipelogic is not a party to or bound by any Tax allocation, sharing or indemnity agreement or arrangement with any Person (other than any customary Tax indemnification provisions contained in any credit or other commercial agreement entered into in the ordinary course of business and not primarily relating to Tax). Pipelogic (A) has never been a member of any Consolidated Group and (B) does not have any liability for the Taxes of any Person under Treasury Regulations § 1.1502-6 (or any corresponding provisions of state, local or foreign Tax law), or as a transferee or successor, by Contract or otherwise.

(j) No Claim has ever been made by a Governmental Authority in a jurisdiction in which Pipelogic does not file Tax Returns or pay Taxes that Pipelogic is or may be required to file a Tax Return or pay Taxes in that jurisdiction.

(k) Neither Pipelogic nor any predecessor thereof has participated or engaged in any “listed transaction” within the meaning of Treasury Regulations § 1.6011-4(b)(2) (and all relevant predecessor regulations) or similar provision of state, local or foreign law.

(l) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Pipelogic.

(m) All of the Pipelogic Assets have been properly listed and described on the property Tax rolls for the Tax units in which the Pipelogic Assets are located, and no portion of the Pipelogic Assets constitutes omitted property for property Tax purposes.

(n) Since its formation, Pipelogic has been and it continues to be, classified as either a partnership or as an entity disregarded as separate from Invacor in accordance with Treasury Regulations § 301.7701-3 for U.S. Income Tax Purposes and any applicable state or local tax purposes.

3.21 Inventory. Pipelogic owns its inventory free and clear of all Liens except Permitted Liens. None of such inventory is covered by any financing statements except those filed in connection with Permitted Liens. Such inventory was acquired for sale in the Ordinary Course of Business and is in good and saleable condition and is not obsolete or damaged, except to the extent reflected in reserves set forth in the Interim Balance Sheet. None of such inventory is subject to any consignment, bailment, warehousing or similar arrangement.

3.22 Litigation. There are no, and for the past three (3) years there have been no, actions, suits or proceedings pending or, to the Knowledge of Sellers, threatened at law or in equity, or before or by any Governmental Authority or before any arbitrator of any kind, against Pipelogic that affects or would have an effect on the Pipelogic Business or the Pipelogic Assets or the consummation of the transactions contemplated hereby, and Pipelogic is not subject to any outstanding judgment, order or decree of any Governmental Authority or arbitrator.

3.23 Product and Service Warranty.

(a) Each product leased, delivered, installed, manufactured or sold or service performed by Pipelogic has complied in all material respects with and conformed to all applicable Legal Requirements, contractual commitments and all applicable warranties of Pipelogic. None of such products or services is subject to any guaranty, warranty or other indemnity that is materially less favorable to Pipelogic than the applicable standard terms and conditions of lease or sale. Pipelogic is not subject to provisions with respect to liquidated damages or consequential, special or similar damages.

(b) No warranty claim has been asserted during the three-year period prior to the date of this Agreement from which Pipelogic has incurred costs. No claims, whether in contract or tort, for defective or allegedly defective products or workmanship are pending or threatened against Pipelogic.

3.24 Employees; Employee Relations.

(a) Schedule 3.24(a) identifies for Pipelogic the following:

(i) for each employee of Pipelogic, his or her (A) name, job title, employing entity, original hire date, service date, (B) annualized base salary or hourly rate of pay, as applicable, (C) bonuses and other compensation (including incentive, additional forms of pay, profit-sharing, pension benefits and other compensation for which he or she is eligible), if any, paid in 2017 and paid or payable for 2018, (D) status as exempt or non-exempt under the Fair Labor Standards Act, (E) accrued and unused vacation (and any other paid time off) as of the date of this Agreement, (F) leave status (including type of leave, start date and expected return date), (G) details of any applicable visa (including type of visa, dates of validity, and sponsoring entity), and (H) details of any co-employment relationship;

(ii) any increase or decrease to become effective after the date of this Agreement in the total compensation or rate of total compensation (including bonus, incentive, profit-sharing, pension benefits and other compensation) payable by Pipelogic to any employee or contractor of Pipelogic;

(iii) all presently outstanding loans and advances (other than routine travel advances to be repaid or formally accounted for within sixty (60) days) made by Pipelogic to, or made to Pipelogic by, any present or former director, officer, manager, contractor or employee of Pipelogic;

(iv) all transactions outside of the Ordinary Course of Business of Pipelogic between Pipelogic and any director, officer, manager, member, employee, or contractor thereof since December 31, 2014;

(v) the name of each director and officer of Pipelogic (including the title of any officer); and

(vi) the name, compensation and service terms of any individual providing services to Pipelogic as an independent contractor. The individuals set forth in Schedule 3.24(a) represent all of the individuals whose employment materially involves providing services to or for Pipelogic.

(b) Except as set forth in Schedule 3.24(b) or to the extent accrued as a current liability on the Interim Balance Sheet, all wages, bonuses and other compensation, if any, due and payable as of the date of this Agreement to all present and former employees and contractors of Pipelogic have been paid in full, or will be paid in full, to such employees and contractors prior to the Closing. The compensation and benefits (including vacation and other paid time off benefits) paid or provided with respect to all employees and contractors of Pipelogic have been reflected in the Financial Statements for the periods covered thereby.

(c) Pipelogic is not a party to, and has never been bound by, the terms of any labor or collective bargaining agreement or any other Contract with any labor union or other representative of employees, and no such agreements are being negotiated. There are no labor disputes existing or, to the Knowledge of Sellers, threatened involving, by way of example, strikes, work stoppages, slowdowns, picketing, or any other interference with work or production, or any other concerted action by employees, and Pipelogic has not experienced any material labor difficulties during the last ten (10) years. No unfair labor practice charge, grievance, complaint, or other legal action arising out of any collective bargaining agreement or employment or labor relationship with Pipelogic exists, or to the Knowledge of Sellers, is threatened.  To the Knowledge of Sellers, there is no question concerning representation as to any collective bargaining representative concerning any employee of Pipelogic and no labor union or representative thereof claims to or is seeking to represent any such employees.

(d) The relationship of Pipelogic with its employees, as a group, is satisfactory and, to the Knowledge of Sellers, there are no facts that would indicate that any such employees will not continue in their employment with Pipelogic following the Closing.  Pipelogic is not (i) a party to any employment, consulting, non-compete, non-solicit, management, severance, retention, change of control, termination pay, bonus, or similar Contract with any Person, either express or implied, or (ii) currently negotiating, and does not have any outstanding offer with respect to, any such agreement or matter.

(e) No Claims, charges, complaints, grievances, investigations or similar actions have been commenced with respect to Pipelogic under any Legal Requirements affecting or relating to the employment relationship, and, to the Knowledge of Sellers, no proceedings, charges, complaints, grievances, investigations or similar actions are threatened under any such Legal Requirements and no facts or circumstances exist which would give rise to any such proceedings, charges, complaints, grievances, investigations, or similar actions.  Pipelogic is not and, during the last ten (10) years, has not been subject to any settlement or consent decree with any present or former employee, employee representative or any Governmental Authority relating to claims of discrimination or other claims in respect of employment or labor practices and policies (including practices relating to discrimination, retaliation, wage payments, overtime payments, recordkeeping, employee classification, occupational health and safety, whistleblowing, retaliation, and immigration). No Governmental Authority has, during the last ten (10) years, issued a judgment, order, decree or finding with respect to the labor and employment practices (including practices relating to discrimination, retaliation wage payments, overtime payments, recordkeeping, employee and contractor classification, occupational health and safety, whistleblowing, retaliation, and immigration) of Pipelogic.

(f) Pipelogic is and has been in compliance with all applicable Legal Requirements relating to the employment of labor, including employment and employment practices, terms and conditions of employment, wages and hours, overtime payments, recordkeeping, employee classification, employee leave, equal employment opportunity, occupational health and safety, severance, termination or discharge, whistleblowing, retaliation, immigration, collective bargaining, the payment of employee welfare and retirement and other Taxes and the full payment of all required social security contributions and taxes, and, Pipelogic is not in violation of any Legal Requirements concerning engagement of independent contractors.

(g) There has not been a “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act of 1988 and any similar state, local or foreign Legal Requirement) with respect to Pipelogic at any time within the six (6) months preceding the date of this Agreement.

3.25 Employee Benefit Matters.

(a) Schedule 3.25(a) includes a true and complete list of each of the following (collectively referred to as the “Plans,” and individually referred to as a “Plan”) that is sponsored, maintained or contributed to or by Pipelogic or any ERISA Affiliates of Pipelogic or for which Pipelogic could have any liability, or has been so sponsored, maintained or contributed to within six (6) years prior to the date of this Agreement by Pipelogic or any ERISA Affiliates of Pipelogic:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (including employee benefit plans, such as foreign plans, which are not subject to the provisions of ERISA); and

(ii) each personnel policy, equity option plan, equity appreciation rights plan, restricted equity plan, phantom equity plan, equity based compensation arrangement, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, change in control plan or agreement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 3.25(a)(i).

(b) Pipelogic has furnished to Buyer true, correct and complete copies of each of the Plans, and related trusts and services agreements, if applicable, including all amendments thereto. Pipelogic has also furnished to Buyer, with respect to each Plan and to the extent applicable: (i) the three (3) most recent annual or other reports filed with each Governmental Authority and all schedules thereto, (ii) the insurance contract and other funding agreement, and all amendments thereto, (iii) the most recent summary plan description (including all summaries of material modification thereto), scheme booklet and all announcements, (iv) the most recent audited accounts and actuarial report or valuation required to be prepared under applicable Legal Requirements, and (v) copies of all material notices, letters or other correspondence from any Governmental Authority.

(c) Pipelogic does not sponsor, maintain or contribute to any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA). Neither Pipelogic nor any ERISA Affiliates of Pipelogic contributes to or has any obligation to contribute to, or has at any time during the last six (6) years contributed to or had an obligation to contribute to, and no Plan is (i) a multiemployer plan within the meaning of Section 3(37) of ERISA or (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

(d)

(i) Pipelogic and its ERISA Affiliates have performed all obligations, whether arising by operation of any Legal Requirement or by Contract, required to be performed by it in connection with the Plans, and there have been no defaults or violations by any other party to the Plans;

(ii) (A) all reports and disclosures relating to the Plans required to be filed with or furnished to Governmental Authorities, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable Legal Requirements in a timely manner, (B) each Plan has been documented, operated and administered in compliance with its governing documents and applicable Legal Requirements, and (C) each Plan that could be a “nonqualified deferred compensation” arrangement under Section 409A of the Code is in compliance with such Section, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due under such Section;

(iii) none of the Plans are intended to be qualified under Section 401(a) of the Code;

(iv) there are no Claims pending (other than routine claims for benefits) or, to the Knowledge of Sellers, threatened against, or with respect to, any of the Plans or their assets;

(v) all contributions required to be made to the Plans pursuant to their terms and provisions or pursuant to applicable Legal Requirements have been timely made;

(vi) no act, omission or transaction has occurred which would result in imposition on Pipelogic, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a penalty assessed pursuant to Section 502 of ERISA, or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(vii) there is no matter pending with respect to any of the Plans before any Governmental Authority; and

(viii) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (A) require Pipelogic or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan or under any Contract listed in Schedule 3.25(a) than they otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered, or (B) create or give rise to any additional vested rights or service credits under any Plan or under any Contract listed in Schedule 3.25(a).

(e) Neither Pipelogic nor any of its ERISA Affiliates is a party to any Contract, nor has Pipelogic or any of its ERISA Affiliates established any policy or practice, requiring it to make a payment or provide any other form of compensation or benefit to any Person performing services for Pipelogic or any of its ERISA Affiliates upon termination of such services that would not be payable or provided in the absence of the consummation of the transactions contemplated by this Agreement.

(f) In connection with the consummation of the transactions contemplated by this Agreement, no payments of money or property, acceleration of benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated in this Agreement, under the Plans or under any Contract listed in Schedule 3.25(a) which, in the aggregate, would be reasonably likely to result in imposition of the sanctions imposed under Sections 280G and 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(g) Each Plan that is an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, may be unilaterally amended or terminated in its entirety without liability except as to benefits accrued thereunder prior to such amendment or termination.

(h) Except to the extent required pursuant to Section 4980B(f) of the Code and the corresponding provisions of ERISA, no Plan or Contract listed in Schedule 3.25(a) provides retiree medical or retiree life insurance benefits to any Person, and Pipelogic is not contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment.

3.26 Environmental Matters.

(a) Compliance. The Pipelogic Business and the Pipelogic Assets are and, during all times while under the control of Pipelogic, its Affiliates or Sellers, have been in material compliance with all Environmental Laws and Environmental Authorizations and no facts, events, circumstances or conditions exist that could adversely affect such continued compliance with Environmental Laws and Environmental Authorizations or require currently unbudgeted capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Authorizations.

(b) Authorizations. All material Environmental Authorizations required for operating the Pipelogic Business and the Pipelogic Assets as they are currently being operated have been duly obtained, and are currently in full force and effect. No additional material Environmental Authorizations are required for the consummation of the transactions contemplated by this Agreement or are required to be obtained by Pipelogic prior to the Closing Date. Neither Sellers nor any of their Affiliates has received any notice that, or otherwise has knowledge of any facts, events, conditions or circumstances pursuant to which, (i) any such existing material Environmental Authorization will be revoked, (ii) any application currently pending or to be made prior to the Closing Date for any new material Environmental Authorization will be protested or denied, or (iii) any renewal of any existing material Environmental Authorization will be protested or denied.

(c) Claims or Notices. There are no Claims pending or, to the Knowledge of Sellers, threatened under any Environmental Law against Pipelogic or any of its Affiliates or the Pipelogic Business or the Pipelogic Assets, and neither Pipelogic nor any of its Affiliates has otherwise received notice from any Governmental Authority or other Person of alleged violation of, non-compliance with, or liability under, any Environmental Law with respect to the Pipelogic Business or the Pipelogic Assets.

(d) Environmental Liabilities. There are no current or, to the Knowledge of Sellers and to the extent occurring within the relevant time periods specified under all applicable statutes of limitations, past facts, events, circumstances, or conditions with respect to the Pipelogic Business or the Pipelogic Assets that could reasonably be expected to form the basis for assertion of any Environmental Liability against any owner or operator of the Pipelogic Business or Pipelogic Assets, and neither Pipelogic nor any of its Affiliates has assumed or retained by contract or operation of law any material liabilities under any Environmental Law or regarding any Hazardous Materials.

(e) Releases at or from the Pipelogic Assets. There has been no Release of Hazardous Materials at, on, under or from any Pipelogic Assets in connection with Pipelogic or the Pipelogic Business or, to the Knowledge of Sellers, the operations of any Predecessor for which any investigatory, remedial, monitoring or restoration actions required under Environmental Laws have not been performed and completed to the satisfaction of all applicable Governmental Authorities. To the Knowledge of Sellers, there is no asbestos contained in or forming part of any equipment, property, building, building component, structure or office space included among the Pipelogic Assets.

(f) Offsite Releases. Neither Pipelogic nor any of its Affiliates has received any notice asserting an alleged liability or obligation under any Environmental Law with respect to investigatory, remedial, monitoring, or restoration actions at any real properties other than the real properties included among the Pipelogic Assets where Pipelogic or its Affiliates or, to the Knowledge of Sellers, any Predecessor transported or disposed or arranged for the transport or disposal of any Hazardous Materials and there are no facts, events, circumstances or conditions that would reasonably be expected to result in the receipt of such notice.

(g) Exposure. To the Knowledge of Sellers, there has been no exposure of any Person or property to Hazardous Materials in connection with the business of Pipelogic or its Affiliates that could reasonably be expected to form the basis for a claim for damages or compensation.

(h) Liens. None of the Pipelogic Assets is subject to any Lien imposed by or arising under any Environmental Law, and there are no proceedings pending or, to the Knowledge of Sellers, threatened for imposition of any such Lien, and, to the Knowledge of Sellers, there is no basis for any such Lien or proceeding.

(i) Underground Storage Tanks. There are no underground storage tanks formerly or currently used by Pipelogic or any of its Affiliates in the operation of the Pipelogic Business and, to the Knowledge of Sellers, there are no formerly operated underground storage tanks that were operated by any Predecessor upon the Pipelogic Assets and have since been permanently removed from service.

(j) Environmental Documents. Sellers have furnished to Buyer complete and accurate copies of all environmental audits, assessments, reports, studies, analyses and correspondence on alleged environmental matters (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any Release or threatened Release of Hazardous Materials) that are in Sellers’ or Pipelogic’s possession or control and relating to Pipelogic or any of its Affiliates’ ownership or operation of the Pipelogic Business or the Pipelogic Assets.

3.27 Bank Accounts. Schedule 3.27 sets forth each bank, savings institution and other financial institution with which Pipelogic has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto. Except as disclosed in Schedule 3.27, Pipelogic has not given any revocable or irrevocable powers of attorney or similar grant of authority to any Person relating to its business for any purpose whatsoever.

3.28 Insurance. Schedule 3.28 sets forth a true and complete list of all policies, binders, and insurance contracts under which Pipelogic, the Pipelogic Business or any of the Pipelogic Assets is insured (the “Insurance Policies”). With respect to each Insurance Policy, Schedule 3.28 sets forth a true and correct description of (a) the scope of coverage, (b) the limits of liability, and (c) the aggregate limits and available coverage (if less than the aggregate limits) as of the date of this Agreement. Each of the Insurance Policies is in full force and effect, there has been no written notice of any cancellation or any threatened cancellation of any Insurance Policy, and Pipelogic is a named insured or loss payee, as applicable, under each Insurance Policy. Neither Sellers nor any of their respective Affiliates (including Pipelogic) is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any of the Insurance Policies. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Pipelogic Business, or owning properties and assets similar to the Pipelogic Assets, and are sufficient for compliance with all applicable Legal Requirements and Contracts to which Pipelogic is a party or by which it is bound.

3.29 Books and Records. All books and records relating to the ownership and operation of the Pipelogic Business and the Pipelogic Assets are located at the premises of the Pipelogic Business to which such books and records primarily relate, have been maintained substantially in accordance with applicable Legal Requirements, comprise all of the books and records relating to the ownership and operation of the Pipelogic Business and the Pipelogic Assets.

3.30 Debt. Except as set forth in Schedule 3.30, Pipelogic does not have any Debt, and there is no Debt related to or associated with the Pipelogic Assets or the Pipelogic Business. Any Debt set forth in Schedule 3.30 shall be paid off in full prior to the Closing.

3.31 Assets Necessary to the Pipelogic Business. Except as set forth in Schedule 3.31 and excluding the Real Property and the improvements located thereon, at and following the Closing, the Pipelogic Assets (a) will constitute all of the assets necessary or required to permit Pipelogic to carry on the Pipelogic Business in substantially the same manner as presently conducted and as conducted in all material respects since December 31, 2017 and (b) constitute all of the assets of Pipelogic used in the Pipelogic Business presently and as conducted in all material respects since December 31, 2017.

3.32 Customers and Suppliers.

(a) Schedule 3.32 sets forth a list of the ten (10) largest customers and the ten (10) largest suppliers of Pipelogic, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year ended 2017 and for the eight-month period ended August 31, 2018, showing the approximate total sales by Pipelogic to each such customer and the approximate total purchases by Pipelogic from each such supplier, during such period.

(b) Since December 31, 2017, no customer or supplier listed in Schedule 3.32 has been engaged in any dispute with Pipelogic and no such customer or supplier has terminated its relationship with Pipelogic or materially reduced or changed the pricing or other terms of its business with Pipelogic and, to the Knowledge of Sellers, no such customer or supplier has otherwise indicated to Pipelogic that it intends to terminate, limit, reduce or change any terms of its business relations with Pipelogic.

3.33 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Schedules), neither Sellers nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Sellers.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and Contributee as of the date of this Agreement and again as of the Closing Date as follows:

4.1 Organization. Buyer is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands. Buyer has delivered to Sellers true and complete copies of the Buyer Organizational Documents, each as amended to date and presently in effect (collectively, the “Buyer Organizational Documents”).

4.2 Qualification; Power. Except as would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under each Transaction Document to which Buyer is a party, Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Buyer has all requisite exempted company power and authority to own its properties and assets and to carry on the business as currently conducted.

4.3 Capitalization. Upon issuance, the Buyer Shares and any other issued and outstanding Interests in Buyer will be duly and validly issued, fully paid and non-assessable, and free of all Liens other than restrictions imposed by the Transaction Documents and applicable securities laws.

4.4 Authority; Enforceability. Buyer has all requisite exempted company power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Buyer is party and the performance of their obligations contemplated hereby and thereby have been duly and validly approved by all exempted company action necessary on behalf of Buyer. This Agreement and each of the Transaction Documents to which Buyer is party constitutes the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Buyer at the Closing have been (or will be) duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to Creditors’ Rights.

4.5 Absence of Conflicts. Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, (ii) the Buyer Organizational Documents, or (iii) any material Contract to which Buyer is a party or by which it, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of Buyer’s material assets or properties, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section 4.5.

4.6 Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon Buyer’s representation to Sellers, which by Buyer’s execution of this Agreement Buyer hereby confirms, that the Pipelogic Membership Interests transferred and delivered to Buyer pursuant to this Agreement will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

4.7 Brokers’ Fees. Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers or its Affiliates could become liable or obligated. Buyer agrees and covenants to pay any fee payable to any of its advisors in connection with the transactions contemplated by this Agreement.

4.8 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer.

Article V

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTEE

Contributee hereby represents and warrants to Sellers and Buyer as of the date of this Agreement and again as of the Closing Date as follows:

5.1 Organization. Contributee is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Contributee has delivered to Sellers true and complete copies of the Contributee Organizational Documents, each as amended to date and presently in effect (collectively, the “Contributee Organizational Documents”).

5.2 Qualification; Power. Except as would not reasonably be expected to materially impair Contributee’s ability to perform its obligations under each Transaction Document to which Contributee is a party, Contributee is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business as now conducted or the character of the property owned or leased by it makes such qualification necessary. Contributee has all requisite limited liability company power and authority to own its properties and assets and to carry on the business as currently conducted.

5.3 Authority; Enforceability. Contributee has all requisite limited liability company power and authority to execute and deliver this Agreement and any other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which Contributee is party and the performance of their obligations contemplated hereby and thereby have been duly and validly approved by all limited liability company action necessary on behalf of Contributee. This Agreement and each of the Transaction Documents to which Contributee is party constitutes the legal, valid and binding obligations of Contributee, enforceable against Contributee in accordance with their terms, subject to Creditors’ Rights. All other documents required hereunder to be executed and delivered by Contributee at the Closing have been (or will be) duly authorized, executed and delivered by Contributee and constitute the legal, valid and binding obligations of Contributee enforceable against Contributee in accordance with their terms, subject to Creditors’ Rights.

5.4 Absence of Conflicts. Neither the execution and delivery by Contributee of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will (a) violate or breach the terms of, cause a default under, conflict with, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, require any notice or consent or give rise to any preferential purchase or similar right under (i) any applicable Legal Requirement, (ii) the Contributee Organizational Documents, or (iii) any material Contract to which Contributee is a party or by which it, or any of its properties, is bound, (b) result in the creation or imposition of any Lien (other than a Permitted Lien) on any of Contributee’s material assets or properties, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any existing consent, approval, authorization, license, permit, certificate or order of any Governmental Authority, or (d) with the passage of time or the giving of notice or the taking of any action of any third party have any of the effects set forth in clauses (a), (b) or (c) of this Section 5.4.

5.5 Capitalization. Upon issuance, the Strike Interests will be duly and validly issued, fully paid and non-assessable, and free of all Liens other than restrictions imposed by the Company A&R Regulations and applicable securities laws.

5.6 Brokers’ Fees. Contributee does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers, Buyer or any of their Affiliates could become liable or obligated. Contributee agrees and covenants to pay any fee payable to any of its advisors in connection with the transactions contemplated by this Agreement.

5.7 No Other Representations or Warranties. Except for the representations and warranties contained in this Article V (including the related portions of the Schedules), neither Contributee nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Contributee.

Article VI
COVENANTS

6.1 Operation of Business. During the period from the date of this Agreement to the Closing Date or the date, if any, on which this Agreement is earlier terminated pursuant to Section 9.1 (except (x) as may be required by any Legal Requirement, (y) with the prior written consent of Buyer and Contributee, which consent shall not be unreasonably withheld, delayed or conditioned or (z) as contemplated or permitted by this Agreement (including with respect to the Reorganization)), Sellers shall cause (i) Pipelogic to incur the capital expenditures described in Schedule 3.8(s) substantially in accordance with the capital expenditure forecast for 2018 set forth on Schedule 3.8(s) and incur capital expenditures in the Ordinary Course of Business of Pipelogic for 2019 and (ii) the business of Pipelogic to be conducted only in the Ordinary Course of Business of Pipelogic. Without limiting the generality of the foregoing, except (1) as may be required by any Legal Requirement, (2) with the prior written consent of Buyer and Contributee, which consent shall not be unreasonably withheld, delayed or conditioned, (3) as contemplated or permitted by this Agreement (including with respect to the Reorganization), or (4) as may be required in connection with the entrance by Pipelogic into an equity joint venture with Pipe Survey International C.V. (provided that the incurrence by Pipelogic of any liabilities in excess of $100,000, individually or in the aggregate, in connection with such joint venture shall require the prior written consent of Buyer and Contributee), prior to the Closing Date, Pipelogic will not, and Sellers will cause Pipelogic not to:

(a) (i) sell, mortgage, pledge, dispose of or place any Lien (other than a Permitted Lien) on any of its assets, except inventory or obsolete or excess equipment sold in the Ordinary Course of Business of Pipelogic or (ii) acquire any assets except for assets acquired in the Ordinary Course of Business of Pipelogic;

(b) merge or consolidate with any other Person or acquire or dispose of any Interests or business or assets of any other Person or any other agreement with respect thereto;

(c) issue, sell, pledge, dispose of, repurchase, redeem, split, combine or reclassify any Interests in Pipelogic or any options, warrants or rights of any kind to acquire any Interests in Pipelogic;

(d) declare, set aside or pay any dividend on, or otherwise make any other distribution with respect to, the Interests in Pipelogic;

(e) borrow funds or enter into any Contract to borrow funds, guarantee or enter into any Contract to maintain the financial position of any Person or otherwise incur any Debt;

(f) enter into or amend any employment, consulting, change in control, retention, severance or indemnification agreement or an agreement with respect to a bonus (nor amend any such agreement) with any of its employees or any other Person (either individually or as a part of a class of similarly situated Persons), nor incur or enter into, or become bound by, any collective bargaining agreement or other obligation to, or Contract with any, labor union, labor organization or other representative of employees;

(g) make any increase or decrease in compensation to any officer, manager, member, director, employee or contractor, other than in the Ordinary Course of Business of Pipelogic or as otherwise provided for in any written agreement;

(h) make any payment to any director, officer, member, partner, equityholder, employee, contractor or holder of any Interest in Pipelogic, or any Affiliate of the foregoing (whether as a loan or otherwise) except regular compensation, bonus, and usual benefits payments, each in the Ordinary Course of Business of Pipelogic;

(i) enter into any Contract with or relating to any director, officer, member, manager, equityholder, partner, employee of or holder of any Interest in Pipelogic or any Affiliate of the foregoing other than on an arm’s-length basis;

(j) institute any new severance or termination pay practices with respect to any of its officers, managers, members, directors or employees or to increase the benefits payable under its severance or termination pay practices except to the extent that any such increase is payable prior to or concurrently with the Closing;

(k) adopt or amend, in any material respect, except as contemplated hereby or as may be required by applicable Legal Requirements, any Plan;

(l) make any change in any accounting or Tax reporting practice, principles, methods or policies except as required by GAAP;

(m) make, change or rescind any election relating to Taxes, amend any Tax Return, enter into any agreement relating to Taxes, including any closing agreement or agreement to extend the statute of limitations with respect to Taxes, or settle or compromise any Claim or liability relating to Taxes;

(n) fail to promptly pay and discharge current liabilities when due and consistent with past practices except where in dispute in good faith by appropriate proceedings;

(o) discharge or satisfy any Lien or pay any obligation or liability (fixed or contingent), except in the Ordinary Course of Business of Pipelogic;

(p) commence, settle, compromise or otherwise terminate any material Claim or settlement negotiation;

(q) (i) cause, or take or omit to take any action to allow, any Material Contract or instrument included within the Real Property to lapse (other than in accordance with its terms) or (ii) other than in the Ordinary Course of Business of Pipelogic, enter into, materially modify, materially amend or terminate any Material Contract;

(r) cause, or take or omit to take any action to allow, any governmental license, Permit, consent, approval, authorization or qualification of Pipelogic to lapse that would, individually or in the aggregate, have a Material Adverse Effect;

(s) enter into any commitment for capital expenditures or capital additions or betterments in excess of $50,000 individually or $100,000 in the aggregate;

(t) (i) grant any license or sublicense of any rights under or with respect to any Pipelogic Intellectual Property except non-exclusive licenses granted in the Ordinary Course of Business of Pipelogic involving less than $25,000 in consideration, (ii) transfer, sell, assign, permit to lapse, abandon, or otherwise dispose of any Pipelogic Intellectual Property;

(u) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(v) make any assignment for the benefit of creditors, or take any action to commence voluntary proceedings under any Legal Requirement, or take any action in respect of any bankruptcy proceeding filed against Pipelogic, or seek, consent to, or acquiesce in the appointment of any custodian, receiver, liquidator, trustee or assignee in bankruptcy or similar insolvency proceeding related to Pipelogic; or

(w) agree to do anything prohibited by this Section 6.1.

6.2 Releases and Termination. Effective upon the Closing Date, each Seller hereby releases and discharges Pipelogic and its Affiliates (not inclusive of Buyer) and their respective directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Released Parties”) from any and all obligations (including indemnification obligations) and Claims, known and unknown, that have accrued or may accrue and that relate to acts or omissions prior to the Closing Date, including any and all Damages, whether such obligations, Claims or Damages arise in tort, contract or statute, including obligations, Claims or Damages (a) arising under each Released Party’s Organizational Documents, any Contract or applicable Legal Requirement and (b) relating to actions or omissions of any Released Party, including those committed while serving in their capacity as directors, officers, partners, members, equityholders, employees, agents, consultants, attorneys, representatives or similar capacities, and including in each case any and all Claims that such Seller does not know or suspect to exist in its favor as of the Closing Date. Notwithstanding the foregoing, the released Claims shall not include, and such Seller does not hereby release the Released Parties from, (i) any Claims arising under this Agreement; (ii) any Claims arising under or related to any agreement entered into by such Seller and Buyer on or after the date hereof relating to the equity securities of Buyer; or (iii) any Claims brought by such Seller for indemnification as an officer or director of Pipelogic for any period prior to Closing. Effective upon the Closing Date, each Seller hereby (i) waives any preferential purchase right, right of first refusal, right of first offer, buy-sell right, tag-along right, drag-along right, preemptive right, registration right or other right that would interfere with the consummation of the transactions contemplated by this Agreement or any future transfers of any Interest in Pipelogic, including all such rights arising under any provision of the Pipelogic Organizational Documents and (ii) agrees that the transfers of the Pipelogic Membership Interests contemplated by this Agreement are not void or voidable by reason of any restriction set forth in the Pipelogic Organizational Documents. THE RELEASES SET FORTH IN THIS SECTION 6.2 APPLY TO ALL CLAIMS, AND EACH SELLER AGREES TO WAIVE THE BENEFITS OF ANY LAW (INCLUDING PRINCIPLES OF COMMON LAW) OF ANY STATE OR TERRITORY OR OTHER JURISDICTION OF THE UNITED STATES OR OF ANY JURISDICTION OUTSIDE OF THE UNITED STATES THAT PROVIDES THAT A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT A CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN THE CREDITOR’S FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY THE CREDITOR MUST HAVE MATERIALLY AFFECTED SUCH CREDITOR’S SETTLEMENT WITH A DEBTOR. If the Closing does not occur, the releases contemplated by this Section 6.2 shall be deemed null and void and of no further force or effect.

6.3 Use of Name. From and after the Closing Date, neither Sellers nor any of their respective Affiliates will directly or indirectly use in connection with any business activities (other than on behalf of Buyer or its Affiliates), any trade name, trademark, service mark or logo used by Pipelogic or any word, logo, expression, including the name “Pipelogic,” or other identifier of source that is confusingly similar thereto or constituting an abbreviation, derivation or extension thereof (the “Pipelogic Marks”). Within thirty (30) days following the Closing Date, Sellers shall, and shall cause their respective Affiliates to (a) remove, or cause to be removed, all such names, marks or logos from wherever they may appear on Sellers’ assets, including disposal of any unused stationery and literature of Sellers bearing the Pipelogic Marks and (b) amend the Organizational Documents of any Affiliate of any Seller bearing “Pipelogic” or any abbreviation, derivation or extension thereof in such Affiliate’s legal or business name (including “doing business as” or “DBA”) to a name that does not include the name “Pipelogic” or any abbreviation, derivation or extension thereof.

6.4 Further Assurances. Each Party hereto will, at the request of any other Party hereto, take such further actions as are requested and execute any additional documents, instruments or conveyances of any kind which may be reasonably necessary to further effect the transactions contemplated by this Agreement.

6.5 Confidentiality.

(a) Sellers agree that after the Closing Date any facts, information, know-how, processes, trade secrets, customer lists or confidential matters that relate in any way to the Pipelogic Business or Pipelogic shall be maintained in confidence and shall not be divulged by Sellers or their respective Affiliates to any party (other than on behalf of Buyer or Contributee or any of their Affiliates) unless and until they shall become public knowledge (other than by disclosure in breach of this Section 6.5) or as required by applicable Legal Requirements, including applicable securities laws and regulations; provided that before Sellers or any of their respective Affiliates disclose any of the foregoing as may be required by applicable Legal Requirements, such Person shall give Buyer or Contributee, as applicable, reasonable advance notice and take such reasonable actions as Buyer or Contributee, as applicable, may propose to minimize the required disclosure.

(b) Notwithstanding the foregoing, nothing herein shall prevent Sellers from making a good faith report of possible violations of applicable Legal Requirements to any governmental agency or entity or making disclosures that are protected under the whistleblower provisions of applicable Legal Requirements, and Sellers shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is: (1) made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; (2) made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; or (3) protected under the whistleblower provisions of applicable Legal Requirements.

6.6 Transfer Taxes.

(a) To the extent that any transfer, sales, use, excise, real property transfer or gain, gross receipts, goods and services, purchase, documentary, stamp, registration, retailer occupation or other similar Taxes (“Transfer Taxes”) arise by reason of the consummation of the transactions contemplated by this Agreement, such Transfer Taxes shall be borne and timely paid by Sellers. The Parties shall reasonably cooperate in good faith to minimize, to the extent permissible under applicable Legal Requirements, the amount of any such Transfer Taxes. Each Party will provide and make available to each other Party any resale certificates and other exemption certificates or information reasonably requested by such other Party.

(b) Any Tax Return that must be filed with respect to Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the applicable local Legal Requirements for the filing of such Tax Returns, and such Party will use its commercially reasonable efforts to provide drafts of such Tax Returns to the other Party at least ten (10) days prior to the expected filing date for such Tax Returns. Each Seller will provide Buyer with written evidence of its remittance of applicable Transfer Taxes. To the extent Transfer Taxes are actually collected from Buyer or its Affiliates, Sellers agree to remit to Buyer upon demand an amount in cash equal to such amount.

6.7 Tax Returns; Liability for Taxes; Other Tax Matters.

(a) Pre-Closing Tax Returns. Sellers will cause to be prepared each Tax Return of Pipelogic for a Pre-Closing Tax Period that is required to be filed by Pipelogic after the Closing Date (each, a “Pre-Closing Tax Return”). Such Tax Returns shall be prepared on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. At least thirty (30) days (or such shorter period as required to timely file such Tax Returns) prior to the due date for filing such Pre-Closing Tax Return, Sellers will deliver a copy of such Pre-Closing Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment. Sellers will revise such Pre-Closing Tax Return to reflect any reasonable comments received from Buyer and, not later than five (5) days prior to the due date for filing such Pre-Closing Tax Return, will provide such revised Pre-Closing Tax Return to Buyer (executed, as may be required, by any present or former authorized owners or officers of Pipelogic) for filing by Buyer with the appropriate Governmental Authority. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Pre-Closing Tax Return, Sellers will pay to (or at the direction of) Buyer the amount of any Seller Taxes with respect to such Pre-Closing Tax Return.

(b) Straddle Period Tax Returns. Buyer will prepare or cause to be prepared each Tax Return of Pipelogic for a Straddle Period (each, a “Straddle Tax Return”). Not later than thirty (30) days (or such shorter period as required to timely file such Tax Returns) prior to the due date for filing such Straddle Tax Return, Buyer will deliver a copy of such Straddle Tax Return (other than Tax Returns relating to sales, use, payroll, or other Taxes that are required to be filed contemporaneously with, or promptly after, the close of a taxable period, in each case a copy of which shall be provided to Sellers by Buyer upon Sellers’ written request), together with all supporting documentation and workpapers, to Sellers for its review and comment. Buyer will cause such Straddle Tax Return (as revised to incorporate Sellers’ reasonable comments) to be filed timely with the appropriate Governmental Authority and will provide a copy to Sellers. Not later than five (5) days prior to the due date for payment of Taxes with respect to such Straddle Tax Return, Sellers will pay to (or at the direction of) Buyer the amount of any Seller Taxes with respect to such Straddle Tax Return.

(c) Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are imposed on a periodic basis with respect to assets or capital, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(ii) in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

6.8 Cooperation on Tax Matters. Buyer and Sellers will cooperate fully as and to the extent reasonably requested by another Party in connection with the filing of Tax Returns and any audit, litigation, or other proceeding with respect to Taxes imposed on or with respect to the assets, operations or activities of Pipelogic (each a “Tax Proceeding”). Subject to Section 6.9, such cooperation will include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such Tax Proceeding. Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third-Party Claim shall be governed by Article VIII. Any information obtained by a Party or its Affiliates from another Party or its Affiliates in connection with any Tax matters to which this Agreement applies shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding, or as may otherwise be necessary to enforce the provisions of this Agreement.

6.9 Books and Records. Sellers acknowledge and agree that from and after the Closing, Buyer and Contributee will be entitled to the originals of all Books and Records; provided, however, that for a period of seven (7) years following the Closing, Sellers shall have the right to make and retain copies of the Books and Records. Sellers will promptly deliver to Buyer and Contributee such originals or copies of all Books and Records and will cooperate with Buyer and Contributee in the preparation and/or audit of historical financial statements for the Pipelogic Business for such periods as may be reasonably requested by Buyer and Contributee. Buyer and Contributee shall cooperate in all reasonable respects with Sellers and will make available to it, during normal business hours, the Books and Records which relate to the period preceding the Closing Date and which are necessary or useful in connection with any third-party tax inquiry, audit or similar investigation or any dispute or litigation; provided, however, that prior to receiving access to any of the Books and Records, Sellers shall enter into a customary confidentiality agreement binding on it and any other person to whom the information may be disclosed; and provided further, however, that Buyer and Contributee shall be entitled to destroy Books and Records in accordance with a customary document retention policy.

6.10 Publicity. Except as required by a court of competent jurisdiction, applicable Legal Requirements, including applicable securities laws and regulations, or applicable rules and regulations of any stock exchange upon which the securities of a Party are listed or for disclosures required to be made in the financial statements of Buyer, Contributee or any of their Affiliates or in offering documents, none of the Parties hereto nor any of their respective Affiliates shall, without the prior consent of the other Parties (which shall not be unreasonably withheld), make any statement or any public announcement or press release with respect to the transactions contemplated by this Agreement. The obligations of the Parties under this Section 6.10 shall not preclude a Party or its Affiliates from disclosing information to their respective investors, employees, beneficial owners or representatives or as such Party or its Affiliates reasonably deem to be appropriate in connection with fund raising, financing and marketing activities undertaken by such Party or its Affiliates (provided that the receiving parties are advised of the confidential nature thereof and agree to hold such information confidential in accordance with the foregoing).

6.11 Exculpation Among Buyer and Contributee Equityholders. Each Seller acknowledges that it is not relying upon any equityholder of Buyer or Contributee, or any officer, director, partner, member, equityholder, employee, agent, manager or Affiliate of any such equityholder, in making its investment or decision to invest in Buyer or in monitoring such investment.

6.12 Reasonable Access.

(a) From the date of this Agreement until the Closing or the earlier termination of this Agreement pursuant to Article IX, subject to applicable Legal Requirements, Sellers shall give, and shall cause Pipelogic to give, Buyer, Contributee and their respective representatives upon reasonable advance written notice to Sellers or Pipelogic or their respective representatives access during reasonable times to the assets, facilities, properties, books, records, agreements and financial, operating and other data of Pipelogic and the Pipelogic Business and such other relevant information and materials as may be reasonably requested (including the ability to make copies and abstracts thereof, at Buyer’s or Contributee’s, as applicable, sole cost and expense) so that Buyer or Contributee, as applicable, may make such inspections (but excluding sampling or testing of the environment without Sellers’ prior written consent) thereof as Buyer or Contributee, as applicable, may reasonably require.

(b) Any information provided to or obtained by Buyer, Contributee or their respective representatives pursuant to Section 6.12(a) will be treated as if it were “Evaluation Material” (as defined in that certain letter agreement, dated April 3, 2018, entered into by Buyer for the benefit of Strike Capital (the “Confidentiality Agreement”)), and Buyer and Contributee shall be deemed to have the obligations with respect thereto that Buyer has with respect to Evaluation Material under the Confidentiality Agreement.

(c) Each of Sellers, Buyer and Contributee agrees to be bound by and comply with the provisions set forth in the Confidentiality Agreement as if each were a party to the Confidentiality Agreement and as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference.

6.13 Notice of Events. Prior to the Closing, each Party shall reasonably promptly notify each other Party in writing of (a) the occurrence or non-occurrence of any event or the existence of any fact or condition that would cause any condition set forth in Section 2.5(a), Section 2.5(c) or Section 2.5(d), as applicable, to not be satisfied, (b) any Claims in connection with the transactions contemplated by this Agreement commenced or threatened against Contributee, Buyer, any Seller or Pipelogic, as the case may be, or (c) any written notice or other written material communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, that a Party’s good-faith failure to comply with this Section 6.13 shall not provide any other Party the right to terminate this Agreement or to abandon the transactions contemplated by this Agreement.

6.14 Further Action. Subject to the terms and conditions herein provided, during the period from the date of this Agreement through the Closing or the earlier valid termination of this Agreement pursuant to Article IX, each of the Parties shall execute and deliver such documents and take such further actions as may be reasonably necessary or desirable to carry out the provisions hereof and the transactions contemplated by this Agreement. Upon the terms and subject to the conditions hereof, each of the Parties shall use commercially reasonable efforts under the circumstances including by taking, or causing to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to (a) obtain all necessary consents from any Person, including Governmental Authorities, and making of all filings and the taking of all steps as may be necessary to obtain such consents or to avoid a Claim by any Governmental Authority, (b) defend any Claim, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (c) fulfill all conditions to the consummation of the transactions contemplated by this Agreement. In furtherance of and without limiting the foregoing, Sellers shall and shall cause Pipelogic to provide all reasonable assistance requested by Buyer or Contributee in connection with preparing any regulatory filings required under the Transaction Agreement, responding to requests for additional information in connection therewith, effecting the termination of any required waiting period and obtaining any required approval or consent.

6.15 Termination of Agreements. Except as set forth on Schedule 6.15, effective upon the Closing, Sellers shall, and shall cause Pipelogic to, terminate the Contracts with Affiliates set forth in (or required to be set forth in) Schedule 3.9, and shall, prior to the Closing, provide evidence of such termination to Buyer and Contributee in form and substance reasonably satisfactory to Buyer and Contributee. None of Buyer, Contributee or Pipelogic will have any liability after the Closing with respect to any such Contracts.

6.16 Revised Transaction Structure. The Parties shall, at Sellers’ option, consummate a revised transaction structure whereby the Pipelogic Membership Interests are conveyed to a newly-formed subsidiary of Buyer that is taxed as a partnership in exchange for interests in such subsidiary, such that Sellers and their Affiliates would receive the same economic and other benefits provided to the Unit Sellers in the Tax Receivable Agreement, the Company A&R Regulations and the Exchange Agreement (as such terms are defined in the Transaction Agreement); provided that (a) such revised transaction structure shall be effected in a manner so as to minimize any applicable Taxes to the Parties and (b) prior written consent of Buyer and Contributee shall be required if such revised transaction structure would result in any Tax consequences adverse to the Unit Sellers relative to not effecting such revised transaction structure.

Article VII
CLOSING; CLOSING DELIVERIES

7.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via electronic exchange of documents and signatures, on the date on which all conditions set forth in Section 2.4 (other than those conditions that by their nature are to be satisfied at the Closing but subject to the fulfilment or waiver of those conditions) shall have been satisfied or waived and immediately concurrently with and subject to the consummation of the transactions contemplated by the Transaction Agreement, or on such other date and at such other time and place as the Parties may hereafter mutually agree upon in writing (the “Closing Date”).

7.2 Seller Deliveries. At or prior to the Closing, Sellers shall deliver or cause to be delivered to Buyer or Contributee, as applicable:

(a) Assignment of Pipelogic Membership Interests to Buyer. (i) a counterpart of an assignment (the “Sentinel Assignment Agreement”) in a form mutually agreeable to the Parties evidencing the assignment and transfer to Buyer of Invacor’s portion of the Pipelogic Membership Interests, duly executed by Invacor and (ii) documentation and evidence reasonably satisfactory to Buyer and Contributee evidencing the assignment and transfer to Buyer of the Pipelogic Membership Interests not contributed to Buyer pursuant to the Sentinel Assignment Agreement;

(b) Public Certificates. A certificate of existence and good standing for Pipelogic issued by the Texas Comptroller of Public Accounts and dated as of a recent date;

(c) Internal Assignments. Evidence that Pipelogic shall have caused the assignment to Pipelogic of those certain assets and contracts set forth in Schedule 7.2(c);

(d) Forms W-9. IRS Form W-9s for and duly executed by each Seller;

(e) FIRPTA Certifications. A Certification of non-foreign status executed by Invacor in the form prescribed by Treasury Regulations § 1.1445-2(b)(2);

(f) Closing Certificate to Buyer. A certificate to Buyer, dated as of the Closing Date, certifying on behalf of Sellers that the conditions set forth in Sections 2.5(b)(ii), (iv), (v) and (vi) have been satisfied.

(g) Closing Certificate to Contributee. A certificate to Contributee, dated as of the Closing Date, certifying on behalf of Sellers that the conditions set forth in Sections 2.5(d)(ii), (iv), (v) and (vi) have been satisfied.

(h) Pledge Agreements. A counterpart duly executed by each Seller of a pledge agreement in the form attached hereto as Exhibit C (the “Pledge Agreements”); and

(i) Other Documents. All other documents reasonably requested by Buyer or Contributee to be delivered by Sellers in connection with the consummation of the transactions contemplated by this Agreement.

7.3 Buyer Deliveries. At the Closing, Buyer shall deliver or cause to be delivered to Sellers or Contributee, as applicable:

(a) Assignment of Pipelogic Membership Interests to Buyer. A counterpart of the Sentinel Assignment Agreement, duly executed by Buyer;

(b) Assignment of Pipelogic Membership Interests to Contributee. A counterpart of an assignment (the “Strike Assignment Agreement”) in a form mutually agreeable to the Parties evidencing the assignment and transfer to Contributee of the Pipelogic Membership Interests, duly executed by Buyer;

(c) Pledge Agreements. A counterpart of each Pledge Agreement, duly executed by Buyer;

(d) Form W-9. IRS Form W-9 for and duly executed by Buyer;

(e) FIRPTA Certification. A Certification of non-foreign status executed by Buyer in the form prescribed by Treasury Regulations § 1.1445-2(b)(2);

(f) Closing Certificate to Sellers. A certificate to Sellers, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Sections 2.5(c)(ii), (iv) and (v) have been satisfied;

(g) Closing Certificate to Contributee. A certificate to Contributee, dated as of the Closing Date, certifying on behalf of Buyer that the conditions set forth in Sections 2.5(d)(iii), (iv), (v) and (vi) have been satisfied; and

(h) Other Documents. All other documents reasonably requested by Sellers or Contributee to be delivered by Buyer in connection with the consummation of the transactions contemplated by this Agreement.

7.4 Contributee Deliveries. At the Closing, Contributee shall deliver or cause to be delivered to Sellers or Buyer, as applicable:

(a) Assignment of Pipelogic Membership Interests to Contributee. A counterpart of the Strike Assignment Agreement, duly executed by Contributee;

(b) Pledge Agreements. Counterparts of the Pledge Agreements, duly executed by Strike Capital;

(c) Closing Certificate to Sellers. A certificate to Sellers, dated as of the Closing Date, certifying on behalf of Contributee that the conditions set forth in Sections 2.5(c)(iii), (iv) and (v) have been satisfied; and

(d) Closing Certificate to Buyer. A certificate to Buyer, dated as of the Closing Date, certifying on behalf of Contributee that the conditions set forth in Sections 2.5(b)(iii), (iv) and (v) have been satisfied.

Article VIII
INDEMNIFICATION

8.1 Indemnities of Sellers.

(a) Seller Indemnified Liabilities. Subject to the provisions of this Article VIII, from and after the Closing, Sellers shall jointly and severally indemnify, defend and hold harmless Contributee or any of its Affiliates (including, without limitation, Buyer), and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (each, a “Contributee Indemnified Party” and, collectively, the “Contributee Indemnified Parties”) from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Seller Indemnified Liabilities,” and individually as a “Seller Indemnified Liability”): (i) any representation or warranty made by any Seller in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date (provided that (A) the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date and (B) any qualification as to materiality or Material Adverse Effect shall be disregarded); (ii) any breach by any Seller of any covenant or obligation of it in this Agreement; (iii) any Seller Taxes and (iv) any Pre-Closing Liability.

(b) Deductibles. Notwithstanding anything to the contrary in Section 8.1(a), in no event shall any amount be recovered from Sellers for any Seller Indemnified Liability resulting from matters described in Section 8.1(a)(i), unless such Seller Indemnified Liability or series of related Seller Indemnified Liabilities exceeds $15,000 (the “De Minimis Amount”) and until the aggregate amount of all Seller Indemnified Liabilities incurred by the Contributee Indemnified Parties, as applicable, resulting from matters described in Section 8.1(a) exceeds on an aggregate basis $100,000 (the “Deductible”), in which event Sellers will be obligated, subject to the other provisions of this Agreement, to indemnify the Contributee Indemnified Parties, as applicable, for the entire amount of such Seller Indemnified Liability; provided, however, that Sellers’ liability for any Seller Indemnified Liability will not be limited as set forth in this Section 8.1(b) if such Seller Indemnified Liability (i) relates to a breach of any representation or warranty contained in Sections 3.1, 3.2, 3.3, 3.4, 3.6, 3.15, 3.24, 3.25, 3.26 or 3.30 (collectively, the “Seller Fundamental Representations”) or in Section 3.20 or (ii) arises pursuant to Section 8.1(a)(ii), Section 8.1(a)(iii) or Section 8.1(a)(iv).

(c) Time Limitations. Notwithstanding anything to the contrary in this Agreement, in no event shall any of the Contributee Indemnified Parties, as applicable, be permitted to make any Claim under Section 8.1(a) unless such Claim is first made on or prior to the eighteen (18) month anniversary of the Closing Date; provided, however, that such eighteen (18) month survival period shall not apply to (i) any Claim under Section 8.1(a)(i) relating to the breach of any representation or warranty contained in the Seller Fundamental Representations or in Section 3.20 or any Claim under Section 8.1(a)(iii) (which Claim, in any such case, must be asserted on or before the date which is ninety (90) days after the expiration of the applicable statute of limitations); (ii) any Claim under Section 8.1(a)(ii) with respect to a breach any covenant or agreement required to be performed prior to or at the Closing (which Claim must be asserted on or before the date which is nine (9) months after the Closing Date); (iii) any Claim under Section 8.1(a)(ii) with respect to a breach any covenant or agreement required to be performed following the Closing (which Claim must be asserted on or before the date which is ninety (90) days after the expiration of the time of performance of such covenant or obligation); or (iv) any Claim under Section 8.1(a)(iv) (which Claim must be asserted on or before the third anniversary of the Closing Date).

(d) Caps. In no event will Sellers be required to make payments in respect of Seller Indemnified Liabilities pursuant to Section 8.1(a)(i) that exceed in the aggregate fifteen percent (15%) of the Purchase Price allocated to Sellers pursuant to Section 2.3 of this Agreement; provided, however, that Sellers’ liability for any Seller Indemnified Liabilities will not be limited as set forth in this Section 8.1(d) for any breach of any of the Seller Fundamental Representations or any of the representations or warranties in Section 3.20, for any Seller Taxes or for any Pre-Closing Liabilities; further provided that in no event will Sellers be required to make payments in respect of any breach of any of the Seller Fundamental Representations that exceed in the aggregate the Purchase Price.

(e) Fraud. None of the limitations set forth in Section 8.1(b), 8.1(c) or 8.1(d) shall apply with respect to any Claim by a Contributee Indemnified Party that is determined to be the result of actual fraud or criminal conduct by Sellers.

(f) Contributee’s Knowledge. The knowledge of Contributee or any other Contributee Indemnified Party obtained prior to the date of this Agreement or prior to the Closing shall not affect any Contributee Indemnified Party’s ability to recover indemnification from Sellers pursuant to this Article VIII.

(g) CSL Energy Holdings. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, the sole and exclusive remedy of any Contributee Indemnified Party against CSL Energy Holdings pursuant to or in any way arising out of this Agreement shall be the recovery of the Buyer Shares held by CSL Energy Holdings and obtained pursuant to this Agreement (it being understood that in no circumstance shall CSL Energy Holdings be liable for or required to deliver any other cash amounts or assets in connection with this Agreement).

8.2 Indemnities of Buyer.

(a) Buyer Indemnified Liabilities. Subject to the provisions of this Article VIII, from and after the Closing, Buyer shall indemnify, defend and hold harmless (x) Sellers, Sellers’ Affiliates, and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees (collectively, the “Seller Indemnified Parties”) and (y) the Contributee Indemnified Parties from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Buyer Indemnified Liabilities”): (i) any representation or warranty made by Buyer in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date (provided that (A) the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date and (B) any qualification as to materiality shall be disregarded) and (ii) any breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(b) Cap. Notwithstanding anything to the contrary in Section 8.2, in no event shall Buyer be required to make payments pursuant to Section 8.2(a)(i) that exceed in the aggregate the Purchase Price.

8.3 Indemnities of Contributee.

(a) Contributee Indemnified Liabilities. Subject to the provisions of this Article VIII, from and after the Closing, Contributee shall indemnify, defend and hold harmless (x) the Seller Indemnified Parties and (y) Buyer, Buyer’s Affiliates (other than Contributee), and their respective directors, stockholders, officers, partners, employees, agents, consultants, attorneys, representatives, successors, transferees and assignees from, against and in respect of any Damages or Claims that arise out of, relate to or result from any of the following described matters (herein collectively referred to as the “Contributee Indemnified Liabilities”): (i) any representation or warranty made by Contributee in this Agreement or the other Transaction Documents not having been true and correct as of the Closing Date (provided that (A) the text of any representation or warranty that refers to a specific date shall be deemed to continue to refer to such date and (B) any qualification as to materiality shall be disregarded) and (ii) any breach by Contributee of any covenant or obligation of Contributee in this Agreement.

(b) Cap. Notwithstanding anything to the contrary in Section 8.1, in no event shall Contributee be required to make payments pursuant to Section 8.3(a)(i) that exceed in the aggregate the Purchase Price.

8.4 Claim Procedures. Each party that desires to make a Claim for indemnification pursuant to this Article VIII (an “Indemnified Party”) shall provide notice (a “Claim Notice”) thereof in writing to Buyer (if the Indemnified Party is seeking indemnification pursuant to Section 8.2), to Sellers (if the Indemnified Party is seeking indemnification pursuant to Section 8.1) or to Contributee (if the Indemnified Party is seeking indemnification pursuant to Section 8.3) (“Indemnifying Party”), specifying the nature and basis for such claim and a copy of all papers served with respect to such claim (if any). For purposes of this Section 8.4, receipt by a party of written notice of any Third-Party Claim which gives rise to a Claim on behalf of such party shall require prompt delivery of a Claim Notice to the Indemnifying Party of the receipt of such Third-Party Claim; provided, however, that an Indemnified Party’s failure to send or delay in sending a Claim Notice shall not relieve an Indemnifying Party from liability hereunder with respect to such Claim except to the extent and only to the extent the Indemnifying Party is materially prejudiced by such failure or delay.

8.5 Calculation, Timing, Manner and Characterization of Indemnification Payments.

(a) Payments of all amounts owing by an Indemnifying Party as a result of a Third-Party Claim shall be made as and when damages with respect thereto are incurred by the Indemnified Party and within five (5) Business Days after the Indemnified Party makes demand therefor to the Indemnifying Party. Payments of all amounts owing by an Indemnifying Party other than as a result of a Third-Party Claim shall be made within five (5) Business Days after the later of (i) the date the Indemnifying Party is deemed liable therefor pursuant to this Article VIII or (ii) if disputed, the date of the adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement. All amounts due and payable hereunder (A) with respect to a Third-Party Claim, shall bear interest at the Past Due Rate from the date due and payable hereunder until the date paid and (B) with respect to a claim other than a Third-Party Claim, shall bear interest at the Past Due Rate from the date the Indemnified Party suffers the damages until the date paid.

(b) Any indemnity payments made hereunder shall be treated for all Tax purposes as an adjustment to the Purchase Price unless otherwise required by applicable Legal Requirements following a Final Determination.

8.6 Recovery. In the event Damages suffered by any Indemnified Party are recoverable under more than one provision of this Agreement and even though an Indemnified Party is permitted to rely on each provision of Article VIII independently (as contemplated in Section 8.9), such Indemnified Party shall only be permitted to recover with respect to any particular Damages suffered by it one time as it is the Parties’ intent that once any particular Damages have been recovered by a particular Indemnified Party under one provision, such Damages no longer exist with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Damages under another provision would constitute an unintended and prohibited “double” recovery. Notwithstanding the foregoing, an Indemnified Party shall be entitled to seek recovery under such provisions of this Agreement that maximizes its recovery (e.g., if particular Damages would be subject to the Deductible if a Claim were made under one provision but would not be subject to the Deductible if made under another provision, or if Damages would be time barred under Section 8.1(c) if a Claim were made under one provision but would not be time barred if made under another provision or if Damages would not be recoverable under Section 8.1(a)(i) as a result of a limitation of a representation or warranty to the Knowledge of Sellers but would be recoverable under the indemnification included in Section 8.1(a)(iii), then the Indemnified Party may seek recovery under the provision that is not subject to the Deductible or is not time barred or not subject to the knowledge qualification).

8.7 Offset Rights and Limitations.

(a) If any amounts are owing to any Contributee Indemnified Party from a Seller in accordance with this Agreement and such amounts are not paid to such Contributee Indemnified Party within the appropriate time period specified in this Agreement, then, in each case, such Contributee Indemnified Party may elect to (but will not be required to elect), if agreed upon by Contributee, pursue remedies directly against such Seller, and may offset any amounts finally determined in accordance with this Agreement as owing by such Seller to such Contributee Indemnified Party against any Buyer Shares held by such Seller on a dollar for dollar basis pursuant to the terms of this Section 8.7 and the Pledge Agreements.

(b) If any Contributee Indemnified Party chooses to offset any amounts finally determined in accordance with this Agreement as owing by a Seller to such Contributee Indemnified Party against the Buyer Shares in accordance with Section 8.7(a), such Contributee Indemnified Party will give notice in accordance with Section 10.2 to such Seller of its decision. Such Seller will then have a period of fifteen (15) days following receipt of such notice in which to elect to pay such Contributee Indemnified Party in cash the amounts for which such Seller is liable. If such Seller does not pay such amounts in cash within such 15-day period, Contributee will be permitted to have forfeited and cancelled, at the end of such 15-day period, Buyer Shares owned by such Seller having a fair market value (as reasonably determined by Buyer in its sole discretion) equal to the amounts owed by such Seller to such Contributee Indemnified Party. Each Seller hereby grants Contributee a limited power of attorney to execute and deliver appropriate documentation on such Seller’s behalf for such purpose.

8.8 Survival. Except to the extent expressly limited by this Agreement, the representations, warranties, and indemnities set forth in this Article VIII shall survive the Closing and delivery of the Transaction Documents in accordance with their respective terms.

8.9 Reliance. The Parties acknowledge and agree that any of the subsections of Section 8.1 may be relied upon independently of and without regard to any other of such subsections more specifically or generally covering the same subject matter and without regard to the knowledge of any party entitled to the benefits of the provisions of Article VIII.

8.10 Control of Third-Party Claims.

(a) In the event of the assertion of any Third-Party Claim, the Indemnifying Party, at its option, may assume (with legal counsel reasonably acceptable to the Indemnified Party) at its sole cost and expense the defense of such Third-Party Claim if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such Third-Party Claim and may assert any defense of the Indemnified Party or the Indemnifying Party; provided that the Indemnified Party shall have the right at its own expense to participate jointly with the Indemnifying Party in the defense of any such Third-Party Claim. Counsel representing both the Indemnifying Party and the Indemnified Party must acknowledge in writing its obligation to act as counsel for all parties being represented and must acknowledge and respect separate attorney-client privileges with respect to each party represented. If the Indemnifying Party elects to undertake the defense of any Third-Party Claim hereunder, the Indemnified Party shall cooperate with the Indemnifying Party in the defense or settlement of the Third-Party Claim, including providing access to information, making documents available for inspection and copying, and making employees available for interviews, depositions and trial. The Indemnifying Party shall not be entitled to settle any Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(b) If the Indemnifying Party, by the 30th day after receipt of notice of any Third-Party Claim (or, if earlier, by the tenth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such Third-Party Claim) does not assume actively and in good faith the defense of any such Third-Party Claim or action resulting therefrom, the Indemnified Party may, at the Indemnifying Party’s expense, defend against such claim or litigation, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. The Indemnified Party shall not settle or compromise any Third-Party Claim for which it is entitled to indemnification hereunder, without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed).

(c) Notwithstanding anything in this Section 8.10 to the contrary, Buyer shall in all cases be entitled to control the defense of a Third-Party Claim if Buyer reasonably believes (i) such Third-Party Claim could result in liabilities which, taken together with other then outstanding Claims by Buyer under this Agreement, could exceed the remaining potential Damages payable by Sellers under this Agreement or the amount that Buyer believes they will be able to collect from Sellers under this Agreement or (ii) such Third-Party Claim could adversely affect in any material respect Buyer or its Affiliates other than as a result of money damages or if injunctive or other non-monetary relief has been sought against Buyer or its Affiliates.

8.11 Express Negligence. THE PARTIES HERETO INTEND THAT THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII BE CONSTRUED AND APPLIED AS WRITTEN ABOVE, NOTWITHSTANDING ANY RULE OF CONSTRUCTION TO THE CONTRARY. WITHOUT LIMITING THE FOREGOING, BUT LIMITED TO THE EXTENT PROVIDED ABOVE, SUCH INDEMNITIES SHALL APPLY NOTWITHSTANDING ANY STATE’S “EXPRESS NEGLIGENCE” OR SIMILAR RULE THAT WOULD DENY COVERAGE BASED ON AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE. IT IS THE INTENT OF THE PARTIES THAT, TO THE EXTENT PROVIDED ABOVE, THE INDEMNITIES SET FORTH IN THIS ARTICLE VIII SHALL APPLY TO AN INDEMNIFIED PARTY’S SOLE OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE. THE PARTIES AGREE THAT THIS PROVISION IS “CONSPICUOUS” FOR PURPOSES OF ALL STATE LAWS.

8.12 Exclusive Remedy. In the absence of fraud, the indemnification provisions in this Article VIII will be the sole and exclusive remedy and recourse for any breach of this Agreement by the Parties, or for any Claim by Buyer or Contributee relating to Pipelogic, the Pipelogic Assets, or the Pipelogic Business. In addition, (a) in the event of a breach or threatened breach by a Seller of any of the provisions of Sections 6.2 or 6.5, each of Buyer and Contributee shall be entitled to immediate injunctive relief, as Sellers acknowledge and agree that any such breach would cause each of Buyer and Contributee irreparable injury for which they would have no adequate remedy at law; and (b) any Party hereto shall be entitled to seek specific performance against any other Party hereto pursuant to Section 10.10.

Article IX
TERMINATION

9.1 Termination.

(a) This Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing as follows:

(i) by mutual written agreement of the Parties;

(ii) by any Party, by written notice to the others, if there shall be in effect a final non-appealable order of a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby; it being agreed that the Parties shall promptly appeal any adverse determination that is not non-appealable (and pursue such appeal with reasonable diligence in accordance with the terms hereof);

(iii) by Sellers (so long as Sellers are not then in breach of any of their respective representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Sections 2.5(b) or 2.5(d) would not be satisfied), by written notice to Buyer and Contributee, in the event of a breach of any representation, warranty, covenant or agreement of Buyer or Contributee contained in this Agreement, which breach would result in the failure of a condition set forth in Section 2.5(c) and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Buyer and Contributee receive written notice from Sellers of such breach;

(iv) by Contributee (so long as Contributee is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 2.5(b) or 2.5(c) would not be satisfied) by written notice to Sellers and Buyer, in the event of a breach of any representation, warranty, covenant or agreement of Sellers or Buyer contained in this Agreement, which breach would result in the failure of a condition set forth in Section 2.5(d) and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Sellers and Buyer receive written notice from Contributee of such breach;

(v) by Buyer (so long as Buyer is not then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement such that the applicable conditions to Closing in Section 2.5(c) or 2.5(d) would not be satisfied) by written notice to Sellers and Contributee, in the event of a breach of any representation, warranty, covenant or agreement of Sellers or Contributee contained in this Agreement, which breach would result in the failure of a condition set forth in Section 2.5(d) and which breach has not been cured within 30 days of receipt of written notice thereof or cannot be cured within 30 days after Sellers and Contributee receive written notice from Contributee of such breach; and

(vi) by Contributee, following the occurrence of a Material Adverse Effect, by written notice provided to Sellers.

(b) This Agreement shall automatically terminate and be of no further force or effect upon any termination of the Transaction Agreement.

9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to this Article IX this Agreement shall become void and of no force or effect with no Liability on the part of any Party (or of any of its respective directors, managers, officers, shareholders, members or Affiliates); provided, however, that no such termination shall relieve any Party of any Liability or damages resulting from any material breach of this Agreement or the Transaction Documents prior to such termination; and provided further, that the provisions of Article X shall remain in full force and effect.

Article X
MISCELLANEOUS

10.1 Assignment. This Agreement and the rights hereunder may not be assigned by Buyer without the prior written consent of Sellers and Contributee. This Agreement and the rights hereunder may not be assigned by Contributee without the prior written consent of Sellers; provided, however, that (a) Contributee shall be permitted to collaterally assign without Sellers’ consent this Agreement and its rights herein and in the other Transaction Documents to Contributee’s and its Affiliate’s lenders and (b) Contributee may assign without Sellers’ consent the provisions and benefits of this Agreement to any transferee of all or substantially all of the Pipelogic Business, and Sellers hereby consent to any such assignment; provided, however, that no such assignment shall relieve Contributee of its obligations hereunder. This Agreement and the rights hereunder may not be assigned by Sellers without the prior written consent of Contributee; provided, however, that prior to the Closing CSL Energy Holdings may assign its rights and obligations hereunder (including its rights to receive its portion of the Buyer Shares) to one of its Affiliates without the consent of Contributee or Buyer. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns.

10.2 Notices. Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any Party hereto to another Party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; (b) the date sent if delivered by email so long as such notice and communication is furnished to a nationally recognized overnight courier for next Business Day delivery; (c) three (3) Business Days after mailing if sent by certified or registered mail, return receipt requested; or (d) one (1) Business Day after being furnished to a nationally recognized overnight courier for next Business Day delivery, as follows:

If to Sellers and, prior to the Closing, Buyer, addressed to:

c/o CSL Capital Management, L.P.

700 Louisiana Street, Suite 2700

Houston, Texas 77002

Attention: Saheb Sabharwal
Email: saheb@clsenergy.com
Facsimile: 281-946-8967

with a copy to:

Winston & Strawn LLP
2121 N. Pearl Street, Suite 900
Dallas, TX 77002
Attention: David Lange
Email: dlange@winston.com

If to Contributee and, following the Closing, Buyer, addressed to:

Strike, LLC

1800 Hughes Landing Blvd., Suite 500

The Woodlands, TX 77380

Attention: Stephen V. Pate and Rhonda Sigman

Email: steve.pate@strikeusa.com and rhonda.sigman@strikeusa.com with a copy to:

Jones Day
2727 North Harwood Street
Dallas, TX 75201
Attention: Alain Dermarkar and Ira White
Email: adermarkar@jonesday.com and iwhite@jonesday.com

or to such other place and with such other copies as a Party may designate as to itself by written notice to the others in accordance with this Section 10.2.

10.3 Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. This Agreement is to be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware, without regard to its rules of conflict of laws. Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Claim, the United States District Court for the District of Delaware. A final judgment in any such Claim shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements. To the extent that service of process by mail is permitted by any applicable Legal Requirement, each Party irrevocably consents to the service of process in any such Claim in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address for notices provided for in this Agreement. Each Party irrevocably agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Claim in the Delaware Court of Chancery in New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Claim, the United States District Court for the District of Delaware and (b) any claim that any such Claim brought in any such court has been brought in an inconvenient forum. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LEGAL REQUIREMENTS WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS AFFILIATES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF HIS, HER OR ITS AFFILIATES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY CLAIM ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INFORMED BY THE OTHER PARTIES THAT THIS SECTION 10.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.

10.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all Exhibits, Annexes and Schedules hereto, and the other Transaction Documents constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, and there are no other warranties, representations or other agreements between the Parties in connection with the subject matter hereof. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by all Parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless expressly agreed to in writing by the affected Party.

10.5 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.6 Expenses. Each Party hereto will be responsible for its own legal fees and other expenses incurred in connection with the negotiation, preparation, execution or performance of this Agreement by such Party (including, for the avoidance of doubt, the Transaction Costs) and neither Party shall be responsible for such expenses of the other Party or Parties.

10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

10.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto, the Seller Indemnified Parties, the Contributee Indemnified Parties and their successors and assigns permitted under this Agreement, and no provisions of this Agreement shall be deemed to confer upon any other Persons any remedy, claim, liability, reimbursement, cause of action or other right except as expressly provided herein.

10.9 No Presumption Against Any Party. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the Parties and their counsel and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all Parties hereto.

10.10 Specific Performance. Each of the Parties hereto acknowledges and agrees that the other Parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties hereto agrees that the other Parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any State thereof having jurisdiction over the Parties hereto and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

(Remainder of page intentionally left blank. Signature page follows.)

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SELLERS:
INVACOR PIPELINE AND PROCESS SOLUTIONS, LlC

By:	/s/ Saheb Sabharwal
Name:	Saheb Sabharwal
Title:	Vice President

CSL ENERGY HOLDING III CORP, LLC

By:	/s/ Kent Jamison
Name:	Kent Jamison
Title:	Vice President

BUYER:

SENTINEL ENERGY SERVICES INC.

By:	/s/ Krisha Shivram
Name:	Krishna Shivram
Title:	Chief Executive Officer

CONTRIBUTEE:

STRIKE, LLC

By:	/s/ Stephen V. Pate
Name:	Stephen V. Pate
Title:	Chief Executive Officer

Signature page to

Contribution Agreement

EXHIBIT A

DEFINED TERMS

“Accounting Arbitrator” means PricewaterhouseCoopers LLP, or such other accounting firm or other professional services firm of regional or national standing as may be agreed upon in writing by Sellers and Buyer.

“Affiliate” means with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under a common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph.

“Annual Financial Statements” has the meaning set forth in Section 3.18(a).

“Assumed Obligations” means (a) obligations first arising and solely attributable to the ownership and operation of Pipelogic and the Pipelogic Assets after the Closing Date under any Material Contract (unless obtained and furnished to Buyer before the Closing) (it being acknowledged for the avoidance of doubt that payment and other obligations arising under the Material Contracts or other Contracts after the Closing Date but which relate to, in part or in whole, matters occurring prior to the Closing Date, to the extent relating to pre-Closing Date matters, shall not be Assumed Obligations and shall be Pre-Closing Liabilities), (b) obligations arising from the ownership, use, possession, or operation of the Pipelogic Business or the Pipelogic Assets to the extent attributable to conditions or circumstances first occurring or existing after the Closing Date and (c) obligations expressly accounted for as current liabilities in the final calculation of the Final Net Working Capital; provided, however, that any Damages or Claims arising from or attributable to any breach by a Sellers of any representation and warranty contained in this Agreement shall not be Assumed Obligations.

“Books and Records” means all books and records pertaining to Pipelogic, the Pipelogic Business, the Pipelogic Assets or the Assumed Obligations, in any media or format, including all books of account, journals and ledgers, files, correspondence, memoranda, maps, plats, customer lists, suppliers lists, personnel records relating to the employees of Pipelogic, catalogs, promotional materials, data processing programs and other computer software, building and machinery diagrams and plans.

“Business Day” means any day other than a Saturday, Sunday or legal holiday under the laws of the United States or the State of New York.

“Buyer” has the meaning set forth in the introductory paragraph.

“Buyer Indemnified Liabilities” has the meaning set forth in Section 8.2(a).

“Buyer Organizational Documents” has the meaning set forth in Section 4.1.

Exhibit A-1

“Buyer Shares” has the meaning set forth in the Section 2.3.

“Buyer Shares Issuance Price” means $10.00.

“CAA” means the federal Clean Air Act, as amended.

“Cash” means cash and marketable securities and short-term investments, but excluding any cash and cash equivalents that (a) are held in escrow or as a deposit, (b) resulted from the proceeds of any casualty loss with respect to any asset reflected on the Interim Balance Sheet or (c) are restricted balances.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended.

“Claim” means any and all claims, causes of action, demands, lawsuits, suits, adversarial proceedings, governmental investigations, audits, examinations and administrative proceedings and orders.

“Claim Notice” has the meaning set forth in Section 8.4.

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning set forth in Section 6.12(b).

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Contract” means any contract, agreement, option, right to acquire, preferential purchase right, preemptive right, warrant, indenture, debenture, note, bond, loan, loan agreement, collective bargaining agreement, lease, mortgage, franchise, license, purchase order, bid, commitment, letter of credit, guaranty, surety or any other legally binding arrangement, whether oral or written.

“Contributee” has the meaning set forth in the introductory paragraph.

“Contributee Indemnified Parties” has the meaning set forth in Section 8.1(a).

“Contributee Organizational Documents” has the meaning set forth in Section 5.1.

“Creditors’ Rights” has the meaning set forth in Section 3.3.

“Damages” means all debts, liabilities, obligations, losses, including damages, loss of profits, cost and expenses, whether actual or consequential, interest (including prejudgment interest), penalties, reasonable legal fees, disbursements and costs of investigations, deficiencies, levies, duties and imposts.

Exhibit A-2

“De Minimis Amount” has the meaning set forth in Section 8.1(b).

“Debt” means, for a particular Person without duplication: (a) indebtedness of such Person for borrowed money, including the face amount of any letter of credit, any financing break-fees, pre-pay penalty fees, early termination fees or similar fees and any other obligations under letters of credit and agreements relating to the issuance of letters of credit or acceptance financing; (b) obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) obligations of such Person to pay the deferred purchase price of property or services (including obligations that are non-recourse to the credit of such Person but are secured by the assets of such Person, but excluding trade accounts payable and other accrued liabilities arising in the Ordinary Course of Business of Pipelogic); (d) obligations of such Person as lessee under capital leases and obligations of such Person in respect of synthetic leases; (e) obligations of such Person under any hedging arrangement, including the mark-to-market value of any obligations arising as a result of or under any hedging arrangements outstanding as of the Closing; (f) obligations of such Person under any deferred compensation, severance or termination payments owed to employees of the Pipelogic Business as of the Closing; (g) obligations of such Person under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above; and (h) indebtedness or obligations of others of the kinds referred to in clauses (a) through (f) secured by any Lien on or in respect of any property of such Person.

“Deductible” has the meaning set forth in Section 8.1(b).

“EBITDA” means earnings before interest, tax, depreciation and amortization.

“Environmental Authorization” means any license, permit, certificate, order, approval, consent, notice, registration, exemption, variance, filing, or other form of permission required from a Governmental Authority under or issued pursuant to any Environmental Law.

“Environmental Laws” means all Legal Requirements relating to pollution or protection of human health or safety (as related to Hazardous Materials), natural environmental resources or the environment (including ambient air, surface, water, ground water, land surface or subsurface strata), including Legal Requirements relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials. Environmental Laws include the following: CAA, CERCLA, EPCRA, FIFRA, FWPCA, OPA, OSHA, RCRA, SARA and TSCA.

Exhibit A-3

“Environmental Liabilities” means any and all obligations to pay the amount of any judgment or settlement, the cost of complying with any settlement, judgment or order for injunctive or other equitable relief, the cost of compliance or corrective action in response to any notice, demand, directive or request from a Governmental Authority, the cost of performing any investigatory or remedial action required under Environmental Laws in response to a Release of Hazardous Materials (including any work performed under any Voluntary Cleanup Program), the amount of any administrative or civil penalty or criminal fine or supplemental environmental project, and any court costs and reasonable amounts for attorneys’ fees, fees for witnesses and experts, and costs of investigation and preparation for defense of any Claim, regardless of whether such Claim is threatened, pending or completed, that may be or have been asserted against or imposed upon any owner or operator of the Pipelogic Business, to the extent any of the foregoing arises out of:

(a) failure of Pipelogic or any of its Affiliates, any Predecessor, or the Pipelogic Business to comply at any time before the Closing Date with all Environmental Laws;

(b) presence of any Hazardous Materials on, in, under, at or in any way affecting any property used in the Pipelogic Business at any time before the Closing Date;

(c) a Release or threatened Release at any time before the Closing Date of any Hazardous Materials on, in, at, under or in any way affecting the Pipelogic Business or any property used therein or at, on, in, under or in any way affecting any adjacent site or facility;

(d) a Release or threatened Release of any Hazardous Materials on, in, at, under or from any real property other than those described in clause (c) of this definition and to which Pipelogic or any of its Affiliates or any Predecessor transported or disposed, or arranged for the transportation or disposal of, Hazardous Materials generated at or arising from operation of the Pipelogic Business at any time before the Closing Date;

(e) identification of Pipelogic or any of its Affiliates or any Predecessor as a potentially responsible party under CERCLA or under any Environmental Law similar to CERCLA;

(f) presence at any time before the Closing Date of any above-ground and/or underground storage tanks, or any asbestos-containing material on, in, at, or under any property used in connection with the Pipelogic Business; or

(g) any and all Claims arising out of exposure to Hazardous Materials originating at the Pipelogic Business or any adjoining property, resulting from operation thereof, or located at the Pipelogic Business, where such exposure allegedly occurred prior to the Closing Date.

“EPCRA” means the Emergency Planning and Community Right to Know Act, as amended.

“ERISA” has the meaning set forth in Section 3.25(a)(i).

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Facilities” has the meaning set forth in Section 3.10(c).

“FIFRA” means the Federal Insecticide, Fungicide & Rodenticide Act, as amended.

Exhibit A-4

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction) with the relevant Governmental Entity or other administrative settlement with or final administrative decision by the relevant Governmental Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Buyer and Sellers which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.17.

“FWPCA” means the Federal Water Pollution Control Act, as amended.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any governmental, quasi-governmental, state, tribal, municipal, regional, provincial, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.

“Hazardous Material” means any chemical, product, material, waste or substance that, whether by its nature or its use, is regulated or as to which liability arises, under any Environmental Law, including:

(a) solid or hazardous wastes, as defined in RCRA or in any other Environmental Law;

(b) hazardous substances, as defined in CERCLA or in any other Environmental Law;

(c) toxic substances, as defined in TSCA or in any other Environmental Law;

(d) pollutants or contaminants, as defined in the CAA or the FWPCA, or in any other Environmental Law;

(e) insecticides, fungicides, or rodenticides, as defined in FIFRA or in any other Environmental Law;

(f) petroleum hydrocarbons including natural gas, crude oil, or any components, fractions or derivatives thereof; and

(g) gasoline or any other petroleum product or byproduct, polychlorinated biphenyls, asbestos, urea formaldehyde, NORM, radioactive materials or radon.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Insurance Policies” has the meaning set forth in Section 3.28.

Exhibit A-5

“Intellectual Property Rights” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including (a) patents, patent applications, utility models, and invention disclosures, including all reissuances, continuations, continuations-in-part, divisions, supplementary protection certificates, extensions and re-examinations thereof; (b) trademarks, service marks, logos, designs, trade names, trade dress, domain names, corporate names, and other identifiers of source, including all registrations and applications for registration thereof (whether or not filed) and goodwill associated therewith; (c) copyrights and registrations and applications for registration thereof (whether or not filed) and other rights in works of authorship, whether or not published, including software, firmware and databases; (d) trade secrets, know-how, and rights in proprietary information, inventions, customer lists and information, supplier lists, manufacturer lists, manufacturing and production processes and techniques, blueprints, drawings, schematics, and manuals; (e) the right to sue and collect damages for any past, present, and future infringement, misappropriation, dilution, or other violation of any of the foregoing; and (f) moral rights relating to any of the foregoing.

“Interest” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 3.17(b).

“Interim Financial Statements” has the meaning set forth in Section 3.17(b).

“Knowledge of Sellers” means the actual or constructive knowledge of Christopher Oversby, Kim Bagby or Jeff Epley, after due inquiry.

“Leased Equipment” has the meaning set forth in Section 3.11(a).

“Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under Environmental Laws) of any Governmental Authority.

“Lien” means any lien, pledge, condemnation award, claim, restriction, charge, preferential purchase right, exclusive license, security interest, mortgage or encumbrance of any nature whatsoever including as a statutory landlord lien.

“Material Adverse Effect” means any material and adverse effect on the assets, liabilities, financial condition, business, operations, affairs or prospects of the Pipelogic Business, taken as a whole; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: any event, circumstance, change, occurrence or effect (collectively, the “Events”) arising from (a) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources); (b) any major national or international political event or occurrence, including acts of war or terrorism or any natural disaster, whether or not occurring or commenced before or after the date of this Agreement; (c) any actions required in order to obtain any waiver or consent from any Person or Governmental Authority in connection with the transactions contemplated by this Agreement and the Transaction Documents; (d) changes in financial, banking or securities markets (including but not limited to changes in foreign currency exchange rates) and any disruption thereof and decline in the price of any security or any market index; and (e) changes in accounting standards, requirements or principles (including GAAP).

Exhibit A-6

“Material Contract” has the meaning set forth in Section 3.13(a).

“Material Waiver” means a waiver by Pipelogic of a provision of a Material Contract which waiver will result in Buyer or Pipelogic, as applicable, either (a) receiving less consideration under the Material Contract than would have been received without the waiver, or (b) incurring greater liability under the Material Contract than would have been incurred without the waiver.

“Net Working Capital” means (a) total current assets (excluding Cash and any current Tax assets) of Pipelogic less (b) total current liabilities of Pipelogic, in each case calculated in accordance with GAAP. For the avoidance of doubt, (x) for the purposes of the foregoing, deferred Tax assets and deferred Tax liabilities shall not be taken into account, (y) all accruals with respect to annual bonus obligations owed to employees of the Pipelogic Business shall be reflected as current liabilities, and (z) any prepaid insurance premiums with respect to insurance coverage for Pipelogic shall be reflected as a current asset, and any accrued liabilities with respect to the same shall be reflected as a current liability.

“NORM” means naturally occurring radioactive materials.

“OPA” means the Oil Pollution Act of 1990, as amended.

“Ordinary Course of Business” means, when used in reference to any Person, the ordinary course of business consistent with past customs and practices of such Person.

“Organizational Documents” means, with respect to a particular Person (other than a natural person), the certificate or articles of incorporation or organization, bylaws, certificate of formation, partnership agreement, limited liability company agreement, trust agreement or similar organizational document or agreement, as applicable, of such Person.

“Party” or “Parties” has the meaning set forth in the introductory paragraph.

“Past Due Rate” means the lesser of (a) the maximum nonusurious rate permitted by law and (b) LIBOR plus four percent (4%) per annum.

“Permit” has the meaning set forth in Section 3.12.

“Permitted Liens” means:

(a) Liens for current period Taxes which are not yet due and payable or Taxes that are being contested in good faith and for which adequate reserves have been established on the Financial Statements in accordance with GAAP;

Exhibit A-7

(b) inchoate Liens arising by operation of law, including materialman’s, mechanic’s, repairman’s, laborer’s, warehousemen, carrier’s, employee’s, contractor’s and operator’s Liens arising in the Ordinary Course of Business but only to the extent such liens secure obligations that, as of the Closing, are not due and payable and are not being contested unless being contested in good faith and a reserve or other appropriate provision, if any, as required by GAAP is made therefor in the Interim Balance Sheet;

(c) minor defects, imperfections, irregularities in title, encroachments, easements, rights of way, covenants, conditions, servitudes, restrictive covenants and similar rights (whether affecting fee interests, a landlord’s interest in leased properties or a tenant’s interest in leased properties) that individually or in the aggregate (i) have not had, and are not reasonably likely to have a Material Adverse Effect or (ii) materially impair the value of such property;

(d) Liens securing the financing of Pipelogic by Buyer; and

(e) Liens affecting a landlord’s interest in property leased to Pipelogic so long as such Lien does not breach and is not reasonably likely to breach a customary covenant of quiet enjoyment (due to the existence of a non-disturbance agreement or other arrangement in which the tenant’s interest is recognized and protected).

“Person” means any natural person, firm, partnership, association, corporation, limited liability company, company, trust, entity, public body or government.

“Personal Property” has the meaning set forth in Section 3.11(c).

“Pipelogic” has the meaning set forth in Section 1.2.

“Pipelogic Assets” means all of the assets, whether real, personal (tangible or intangible) or mixed, owned (in fee or any lesser interest including leasehold interests) by Pipelogic.

“Pipelogic Business” shall mean the business and operations that are the same or similar to those performed by Pipelogic as of the Closing Date, which business and operations include pipeline chemical and mechanical cleaning, hydrostatic testing services, Caliper and Magnetic Flux Leakage in-line-inspection, pipeline separation and flaring services for oil and gas pipelines “Pipelogic Intellectual Property” has the meaning set forth in Section 3.14(a).

“Pipelogic Marks” has the meaning set forth in Section 6.2(a).

“Pipelogic Membership Interests” has the meaning set forth in Section 3.6(a).

“Pipelogic Organizational Documents” means the Organizational Documents of Pipelogic.

“Plan” or “Plans” has the meaning set forth in Section 3.25(a).

“Pledge Agreements” has the meaning set forth in Section 7.2(h).

Exhibit A-8

“Pre-Closing Liabilities” means all debts, liabilities and obligations of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise (whether or not disclosed in a Schedule hereto) of Pipelogic other than the Assumed Obligations. Pre-Closing Liabilities include for the avoidance of doubt and without limitation all debts, liabilities and obligations of any kind or character, whether known or unknown, absolute, accrued, contingent or otherwise (whether or not disclosed in a Schedule hereto) and any Damages or Claims, whether or not disclosed in a Schedule hereto (other than Assumed Obligations), which debts, liabilities, obligations, Damages or Claims arise out of, relate to or result from (a) the ownership, use, possession, enjoyment, transfer, or operation of the Pipelogic Business prior to the Closing Date, (b) tortious conduct relating to the Pipelogic Business or Pipelogic committed prior to the Closing Date, (c) violation of Legal Requirements committed prior to the Closing Date that relate to the Pipelogic Business or Pipelogic (including violations of Environmental Laws), (d) the release of any hazardous or toxic substance at any site as a result of the operations conducted by or on behalf of Pipelogic or in connection with the Pipelogic Business or the Pipelogic Assets or other assets owned by Pipelogic prior to the Closing Date, (e) the exposure of any Person or property to hazardous or toxic substances at any site as a result of the operations conducted by or on behalf of Pipelogic or in connection with the Pipelogic Business or the Pipelogic Assets or other assets owned by Pipelogic prior to the Closing Date, (f) claims and litigation arising from events or conditions occurring or existing prior to the Closing Date that relate to Pipelogic or the Pipelogic Business or the Pipelogic Assets, (g) employees, contractors or former employees or contractors of Pipelogic relating to their employment or engagement by Pipelogic on or prior to the Closing Date including Claims relating to their termination of employment or engagement with Pipelogic or their failure to obtain or continue employment or engagement with Pipelogic, Buyer or any of their Affiliates for any reason whatsoever or respecting compensation and benefits under any contract or benefit or compensation plans or any other employee benefit program maintained by or on behalf of Pipelogic, (h) employee benefit plans sponsored, maintained or contributed to by Pipelogic or any of its ERISA Affiliates (including the failure prior to the Closing Date to operate or maintain any Plan in compliance with its terms and applicable Legal Requirements), (i) any unfunded liability existing as of the Closing Date under a Plan other than contributions earned but not yet due in the Ordinary Course of Business of Pipelogic and expressly accrued for on the Interim Balance Sheet, (j) the provision of any products or services by Pipelogic prior to the Closing Date, (k) any notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of Pipelogic or Taxes relating to the Pipelogic Assets or the Pipelogic Business for any taxable period or portion thereof ending on or before the Closing Date or (l) the ownership or use of the real property located at 512 S. Chenango, Angleton, Texas.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Pre-Closing Tax Return” has the meaning set forth in Section 6.7(a).

“Predecessor” means any Person whose liabilities, including liabilities arising under any Environmental Law, have or may have been retained or assumed by Pipelogic or any of its Affiliates, either contractually or by operation of law.

Exhibit A-9

“Purchase Price” has the meaning set forth in Section 2.3.

“RCRA” means the Resource Conservation and Recovery Act, as amended.

“Real Property” has the meaning set forth in Section 3.10(c).

“Receivables” means all accounts receivable, bills receivable, trade accounts, book debts and insurance claims of Pipelogic, together with any unpaid interest accrued on such items and any security or collateral for such items, including recoverable deposits.

“Registered Intellectual Property” has the meaning set forth in Section 3.14(a).

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing into the indoor or outdoor environment.

“Released Parties” has the meaning set forth in Section 6.2.

“Reorganization” has the meaning set forth in Section 3.6(a).

“SARA” means the Superfund Amendments and Reauthorization Act of 1986, as amended.

“Scheduled Permits” has the meaning set forth in Section 3.12.

“Scheduled Personal Property” has the meaning set forth in Section 3.11(b).

“Securities Act” has the meaning set forth in Section 3.7.

“Seller” and “Sellers” has the meaning set forth in the introductory paragraph.

“Seller Fundamental Representations” has the meaning set forth in Section 8.1(b).

“Seller Indemnified Liabilities” or “Seller Indemnified Liability” has the meaning set forth in Section 8.1(a).

“Seller Indemnified Parties” has the meaning set forth in Section 8.2(a).

“Seller Taxes” means any and all Taxes (a) imposed on any Seller with respect to Pipelogic; (b) imposed on Pipelogic, or for which Pipelogic may otherwise be liable, for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.7(c)); (c) resulting from a breach of any representation or warranty set forth in Section 3.20 (determined without regard to any materiality or knowledge qualifiers or any scheduled items) or a breach by a Seller of any covenant relating to Taxes set forth in this Agreement; (d) of any Consolidated Group (or any member thereof) of which Pipelogic (or any predecessor of Pipelogic) is or was a member on or prior to the Closing Date by reason of Treasury Regulations § 1.1502-6(a) or any analogous or similar foreign, state or local Legal Requirements; (e) of any other Person for which Pipelogic is or has been liable as a transferee or successor, by contract, or otherwise for any Pre-Closing Tax Period and for the portion of any Straddle Period ending on and including the Closing Date (determined in accordance with Section 6.7(c)) or which relates to any transaction or event occurring prior to the Closing; or (f) that are social security, Medicare, unemployment or other employment, payroll or withholding Taxes owed a result of payments made to a Seller pursuant to this Agreement or owed as a result of cash payments or the issuance of stock made to any employee or other service provider of Pipelogic in connection with the transactions contemplated by this Agreement.

Exhibit A-10

“Sentinel” has the meaning set forth in the introductory paragraph.

“Sentinel Assignment Agreement” has the meaning set forth in Section 7.2(a).

“Straddle Period” means any taxable Tax period beginning on or before and ending after the Closing Date. Notwithstanding anything to the contrary herein, any franchise Tax will be allocated to the period during which the income, operations, assets or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax.

“Straddle Tax Return” has the meaning set forth in Section 6.7(b).

“Strike Assignment Agreement” has the meaning set forth in Section 7.3(b).

“Target Net Working Capital Range” means a range, the high end of which is $2,500,000 and the low end of which is $1,500,000.

“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add-on minimum, ad valorem, real property (including assessments, fees or other charges imposed by any Governmental Authority that are based on the use or ownership of real property), personal property (tangible and intangible), value added, turnover, sales, use, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, fuel, excess or windfall profits, occupational, premium, severance, estimated, or other similar charge of any kind whatsoever, including any interest, penalty, or addition thereto or with respect to any Tax Return, whether disputed or not; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a Consolidated Group for any period; and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Proceeding” has the meaning set forth in Section 6.8.

“Tax Return” means any return, report, election, document, estimated tax filing, declaration, claim for refund, property tax rendition, information return or other filing relating to Taxes, including any Schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” means a third-party claim asserted against an Indemnified Party by a Person other than (a) an Affiliate of such Indemnified Party or (b) any director, stockholder, officer, member, partner or employee of any such Indemnified Party or its Affiliates.

Exhibit A-11

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Costs” means the aggregate amount of (a) fees and expenses paid or payable by Pipelogic to Winston & Strawn LLP and any other attorneys, investment bankers, accountants or other advisors or service providers and (b) any change of control bonuses, retention, severance or other payments to employees and contractors in each case in connection with the transactions contemplated by this Agreement.

“Transaction Documents” means this Agreement, the Sentinel Assignment Agreement, the Strike Assignment Agreement, the Pledge Agreements and all agreements, conveyances, documents, instruments and certificates delivered at the Closing pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.6(a).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“TSCA” means the Toxic Substances Control Act, as amended.

“U.S. Income Tax Purposes” means U.S. federal income tax purposes and the purposes of any U.S. state and local tax laws that follow U.S. federal income tax treatment.

“Voluntary Cleanup Program” means a program of the United States or a state of the United States enacted pursuant to an Environmental Law that provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Law.

Exhibit A-12

EXHIBIT B

NET WORKING CAPITAL METHODOLOGIES

Attached.

Exhibit B

EXHIBIT C

FORM OF PLEDGE AGREEMENT

See attached.

Exhibit C